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                                                                    EXHIBIT 99.2

COOLEY GODWARD LLP
J. MICHAEL KELLY (133657)
GREGG S. KLEINER (141311)
AMY HALLMAN RICE ((136189)
DAVID A. LEVINE (219006)
One Maritime Plaza, 20th Floor
San Francisco, CA  94111-3580
Telephone: (415) 693-2000
Facsimile: (415) 951-3699

Attorneys for Debtor
AUSPEX SYSTEMS, INC.

                         UNITED STATES BANKRUPTCY COURT

                         NORTHERN DISTRICT OF CALIFORNIA

                                SAN JOSE DIVISION

In re                                      Case No. 03-52596 mm11

AUSPEX SYSTEMS, INC.,                      Chapter 11

                Debtor.                    FIRST  AMENDED
                                           PLAN OF LIQUIDATION
Tax Identification No. 93-0963760          DATED AUGUST 29, 2003

                                           CONFIRMATION HEARING

                                           Date:__________________, 2003
                                           Time:__________________ PT
                                           Place: 280 S. First St., 3rd. Flr.
                                                  San Jose, CA 95113
                                           Judge:  Hon. Marilyn Morgan

                                        OBJECTION DEADLINE: NOVEMBER __, 2003

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         Auspex Systems, Inc. ("Debtor" or "Auspex") proposes this Plan of
Liquidation. ALL CREDITORS AND INTEREST HOLDERS ARE ENCOURAGED TO CONSULT THE ACCOMPANYING FIRST AMENDED DISCLOSURE STATEMENT TO PLAN OF LIQUIDATION BEFORE VOTING TO ACCEPT OR REJECT THIS PLAN. THE DISCLOSURE STATEMENT CONTAINS A DISCUSSION OF THE BACKGROUND OF THIS CHAPTER 11 CASE AND A SUMMARY AND ANALYSIS OF THIS PLAN.

         This Plan sets forth the Debtor's proposal for the satisfaction of certain Allowed Claims against the Debtor and the Distribution, thereafter, of all remaining assets, if any, Pro Rata to the shareholders of Auspex. With the Plan, Creditors and Equity Security Holders will receive a ballot for voting on the Plan, and the FIRST AMENDED DISCLOSURE STATEMENT FOR PLAN OF LIQUIDATION (the "Disclosure Statement") that provides information concerning the Debtor and the Plan. The Disclosure Statement includes a summary of Auspex's assets and liabilities, a summary of what the holders of Allowed Claims and Allowed Interests will receive under the Plan, a discussion of certain alternatives to the Plan, and a summary of the procedures and voting requirements necessary for Confirmation of the Plan. You should thoroughly review both the Plan and the Disclosure Statement before deciding whether you will accept or reject the Plan.

         As more fully described in the Disclosure Statement, the Plan must be accepted by the requisite number of Creditors and Equity Security Holders, and the Bankruptcy Court must find that the Plan meets the applicable legal standards before it can be confirmed. If the Plan is not confirmed, the Bankruptcy Court may order the Bankruptcy Case dismissed, or converted to a case under Chapter 7 of the Bankruptcy Code, or the Debtor or other parties in interest may propose a different plan.

         CREDITORS AND EQUITY SECURITY HOLDERS WISHING TO VOTE ON THE PLAN SHOULD COMPLETE THE BALLOT PROVIDED AND RETURN IT NO LATER THAN 5:00 O'CLOCK P.M., P.T., ON November __ 2003. YOUR COMPLETED BALLOT MUST BE TIMELY DELIVERED TO THE LOCATION SPECIFIED ON THE BALLOT FOR IT TO BE COUNTED. IF YOU HAVE QUESTIONS ABOUT YOUR BALLOT OR

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NEED A NEW BALLOT CALL (415) 693-2AUS [415/693-2287] OR GO TO
http://www.cooley.com/bankruptcy.

         IF YOUR BALLOT IS NOT RECEIVED BY 5:00 O'CLOCK P.M., P.T., ON ____________, 2003, IT MAY NOT BE CONSIDERED. BALLOTS THAT ARE RETURNED BUT NOT PROPERLY EXECUTED WILL NOT BE CONSIDERED. BALLOTS THAT ARE EXECUTED BUT WHICH FAIL TO INDICATE EITHER ACCEPTANCE OR REJECTION OF THE PLAN WILL BE CONSIDERED AS ACCEPTING THE PLAN.

                                   DEFINITIONS

DEFINED TERMS.

         As used in the Plan, capitalized terms have the meanings set forth below. Any term that is not otherwise defined herein, but that is used in the Bankruptcy Code or the Federal Rules of Bankruptcy Procedure, will have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.

         "ACCOUNTS" means the Plan Disbursement Account and the Reserve Account, collectively.

         "ADMINISTRATIVE CLAIM" means a Claim for costs and expenses of administration allowed under sections 503(b), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estate and operating the business of the Debtor; (b) compensation for legal, financial advisory, accounting, and other services and reimbursement of expenses awarded or allowed under sections 330(a) or 331 of the Bankruptcy Code; and (c) fees due to the United States Trustee pursuant to 28 U.S.C. Section 1930(a)(6).

         "ALLOWED" or "ALLOWED AMOUNT" means the amount in which any Claim or Interest is allowed. Unless otherwise expressly required by the Bankruptcy Code or the Plan, the Allowed Amount of any Claim does not include interest on such Claim from or after the Petition Date.

         "ALLOWED ADMINISTRATIVE CLAIM" means all or any portion of an Administrative Claim that has either been Allowed by a

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Final Order or has not been objected to within the time period established by the Plan or by an order of the Bankruptcy Court.

         "ALLOWED CLAIM" means a Claim: (a) which is an Allowed Claim pursuant to the terms of the Plan; (b) in respect to which a proof of claim has been filed with the Bankruptcy Court within the time ordered by the Bankruptcy Court, or if no time is ordered by the Bankruptcy Court, within the time prescribed by the Plan, the Bankruptcy Code, the Bankruptcy Rules or by Local Rules, and to which no objection has been filed within the time fixed by the Plan or the Bankruptcy Court; (c) as to which no proof of claim has been filed and which has been listed on Schedule D, E or F of the Debtor's Schedules and is not listed as disputed, contingent, unliquidated or unknown as to amount, and to which no objection has been filed within the time fixed by the Plan or the Bankruptcy Court; or (d) which is Allowed by a Final Order of the Bankruptcy Court. No Claim shall be considered an Allowed Claim if an objection to the allowance thereof is interposed by the Debtor, Post Confirmation Debtor or other party in interest within the time fixed by the Plan or the Bankruptcy Court, and such objection has not been denied by a Final Order of the Bankruptcy Court. Except for Allowed Claims that are entitled to receive Post-Petition Interest, under no circumstances will any Allowed Unclassified Claim or Allowed Class 3 Claim, or portion thereof, be treated as an Allowed Claim for any purpose to the extent said Claim seeks anything other than compensation for actual pecuniary loss suffered by the holder of such Claim or Claims.

         "ALLOWED INTEREST" means, subject to the proviso below, the interest of an Equity Security Holder: (a) which is an Allowed Interest pursuant to the terms of the Plan; or (b) which has been listed on the Debtor's List of Equity Security Holders filed with the Bankruptcy Court pursuant to Bankruptcy Rule 1007(a)(3), as may be amended (the "List of Equity Security Holders"), and is not listed as disputed, contingent, unliquidated or unknown as to class or amount, and to which no objection has been filed within the time fixed by the Plan or the Bankruptcy Court; provided, however, that Allowed Interests shall be determined as of, and limited to, Interests owned by Equity Security Holders on the Record Date pursuant to Section IV.2 below. No Interest shall be considered an Allowed Interest if an objection to the allowance thereof is interposed by the Debtor or other party in interest within the time fixed by the Plan or the Bankruptcy Court, and such objection has not been denied by a Final Order of the Bankruptcy Court.

         "ALLOWED SECURED CLAIM" means an Allowed Claim secured by a Lien, security interest, or other charge against or interest in property in which the Debtor has an interest or that is subject to setoff under Section 553 of the Bankruptcy Code, to the extent of the value (as specified in the Plan, or if no value is specified, as determined in accordance with Section 506(a) of the Bankruptcy Code) of the interest of a holder of such Allowed Claim in the Debtor's interest in such property or to the extent of the

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amount subject to such setoff, as the case may be.

         "ALLOWED UNSECURED CLAIM" means any Allowed Claim, that is not an Allowed Secured Claim, including the unsecured Claims of undersecured Creditors and Rejection Claims, but excluding Administrative Claims, Priority Claims, Nonclassified Claims and Tax Claims.

         "AVAILABLE CASH" means any and all cash and cash equivalents owned by the Post Confirmation Debtor that exist as of the time immediately prior to any Distribution Date.

         "BALLOT" or "BALLOTS" mean the ballot forms distributed with the Disclosure Statement to holders of Claims entitled to vote on the Plan.

         "BANKRUPTCY CODE" means Title 11 of the United States Code, 11 U.S.C. Sections 101-1330, as in effect on the Petition Date.

         "BANKRUPTCY COURT" means the United States Bankruptcy Court for the Northern District of California, San Jose Division, or, in the event such court ceases to exercise jurisdiction over the Chapter 11 Case, such court or adjunct thereof which thereafter exercises jurisdiction over the Chapter 11 Case.

         "BANKRUPTCY COURT ORDER" means an order of the Bankruptcy Court.

         "BANKRUPTCY RULES" means the Federal Rules of Bankruptcy Procedure, as now in effect or hereafter amended.

         "BAR DATE" means the applicable bar date by which a proof of Claim or proof of Interest must have been filed, as established by the Bankruptcy Court.

         "BUSINESS DAY" means a day which is not a Saturday, a Sunday or a court holiday for the Bankruptcy Court.

         "CASH" means cash and cash equivalents including checks and other similar forms of payment or exchange.

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         "CHAPTER 11 CASE" means the case under Chapter 11 of the Bankruptcy
Code commenced by the Debtor in the Bankruptcy Court on April 22, 2003, and given case number 03-52596 mm11.

         "CLAIM" means a "claim," as defined in section 101(5) of the Bankruptcy Code.

         "CLAIMS AND INTERESTS BAR DATE" means August 12, 2003, the deadline for filing, when required, proofs of Claim and/or Interest in the Bankruptcy Case; provided, however: (a) that the deadline for filing proofs of Claim by a governmental unit shall be 180 days from the Petition Date, (b) that Equity Security Holders as of the Record Date shall not be required to file proofs of interest, but such interests shall be subject to any lawful objection by any party in interest; and (c) the Claims and Interest Bar Date shall, under no circumstance, alter, amend or supercede the Rejection Claim Bar Date and/or Bar Date previously established by Bankruptcy Court Order.

         "CLAIMS AND INTERESTS OBJECTION DATE" means the date one hundred and fifty (150) days after the Effective Date; provided, however, that the Claims and Interests Objection Date may be extended by the Court for cause upon the ex parte motion of the Post Confirmation Debtor.

         "CLASS" means a class of Claims or Equity Interests, as described in
Article II.

         "COMMITTEE" means the Official Committee of Unsecured Creditors and its Counsel.

         "CONFIRMATION" means the date of entry of the Confirmation Order.

         "CONFIRMATION ORDER" means the Bankruptcy Court Order confirming the Plan.

         "CREDITOR" means an individual or entity that has a Claim against the Debtor's Estate.

         "DEBTOR" means Auspex Systems, Inc., a Delaware corporation, the debtor and debtor in possession in the Chapter 11 Case.

         "DELIVERY" means delivery by first-class mail or nationally recognized overnight mail service, postage prepaid, or by facsimile. The date of Delivery of any item sent by first-class mail or overnight mail is the date of deposit with the United States Post Office or with a reputable

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overnight service. The date of Delivery of any item sent by facsimile is the date on which the item is fully transmitted.

         "DISBURSING AGENT" shall have the meaning set forth in Article VI.2.

         "DISPUTED CLAIM" means a Claim or a portion of a Claim asserted against the Debtor (a) that has been included in the Schedules as disputed, contingent, or unliquidated, (b) as to which an objection or request for estimation has been filed and which objection or request has not been withdrawn or otherwise determined by a Final Order or (c) that the Debtor designates as potentially disputed prior to the Claims and Interest Objection Deadline.

         "DISPUTED CLAIMS RESERVE" shall have the meaning ascribed to it in
Article VI.6(a).

         "DISPUTED INTEREST" means an Equity Interest asserted in the Debtor (a) which has been included in the Schedules as disputed, contingent, or unliquidated or (b) as to which an objection or request for estimation has been filed and which objection or request has not been withdrawn, or otherwise determined by a Final Order.

         "DISTRIBUTION" means the payment of Cash to be distributed under the Plan to holders of Allowed Non-classified Claims, Allowed Claims, Allowed Secured Claims, and Allowed Interests. Unless otherwise provided by the Plan, Distributions shall be made by the Disbursing Agent from Plan Assets.

         "DISTRIBUTION DATE" means the date or dates that a Distribution is made under the Plan.

         "EFFECTIVE DATE" means a Business Day, as determined by the Debtor, that is as soon as reasonably practicable after Confirmation Order, but not later than 20 Business Days after Confirmation, provided, however, that the Confirmation Order is a Final Order.

         "EQUITY INTERESTS" or "INTERESTS" means as of the Record Date, the rights of the holders of the equity security of the Debtor.

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         "EQUITY SECURITY HOLDER" means the holder, as of the Record Date, of an
Equity Interest in the Debtor.

         "ESTATE" means the estate created for the Debtor in its Chapter 11 Case under section 541 of the Bankruptcy Code by the filing of the Chapter 11 Case.

         "FINAL ORDER" means an order or judgment of the Bankruptcy Court as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or proceedings for reargument or rehearing shall then be pending or, in the event that an appeal, writ of certiorari, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court shall have been affirmed by the highest court to which such order or judgment was appealed, or from which reargument or rehearing was sought, or certiorari has been denied, and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired. The Debtor or Post-Confirmation Debtor may, in the exercise of its sole discretion, waive the requirement of a Final Order.

         "LIEN" means a charge against or interest in property to secure payment of a debt or performance of an obligation.

         "LITIGATION CLAIMS" means the Estate's claims against third parties including, without limitation, claims against officers, directors, insurance policies, advisors and consultants and claims pursuant to section 550(a) or any of the sections referenced therein, including but not limited to actions under sections 544 through 549.

         "LITIGATION RECOVERIES" means any proceeds of the Litigation Claims, whether such proceeds arise as the result of litigation, court order, settlement or otherwise, net of attorneys' fees and other costs of litigation.

         "LIST OF EQUITY SECURITY HOLDERS" means the List of Equity Security Holders filed by the Debtor with the Bankruptcy Court pursuant to Bankruptcy Rule 1007(a)(3).

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         "LOCAL RULES" means the Local Rules of the United States District Court for the Northern District of California, as amended, as applicable to this Bankruptcy Case.

         "NONCLASSIFIED CLAIMS" means the claims described in Article V.

         "NOTICE PROCEDURE" means the procedure that shall govern when (a) either the Post Confirmation Debtor or the Disbursing Agent (if different from the Post Confirmation Debtor), acting within their respective authorities under the Plan, proposes to take an action respecting a matter that is not expressly provided for by the Plan, or (b) the Plan requires compliance with the Notice Procedure. In either case, the Notice Procedure shall be as follows: The person proposing the action shall transmit a written notice to the Notice Recipients and any identifiable person specifically affected by the proposed action (unless the Plan requires notice to additional persons) setting forth the proposed action. The recipients of such notice shall have ten (10) days from Delivery of such notice to transmit a written objection thereto or to request copies of all pertinent documentation. If documentation relating to the proposed action is requested, the requesting party shall have eight (8) days from Delivery of the documentation to transmit to the person giving the notice a written objection to the proposed action. If an objection is timely made, and the dispute is not promptly resolved by the parties, such matter shall be presented to the Bankruptcy Court as a core matter for resolution in accordance with the procedures of Bankruptcy Local Rule 9014-1 of the Bankruptcy Court in effect on Confirmation. Absent timely objection, the proposed action shall be deemed authorized or binding, as applicable, without the necessity for approval by the Bankruptcy Court. Notwithstanding the foregoing, the person proposing the action may seek Bankruptcy Court approval of any matter.

         "NOTICE RECIPIENTS" OR "NOTICE PARTIES" means the Post Confirmation Debtor, counsel for the Post-Confirmation Debtor, the Disbursing Agent, the United States Trustee, Counsel for the Creditor's Committee (until such time as the Creditor's Committee is dissolved) and parties who have filed and served requests for special notice, but excluding any party whose Claim has been paid in full.

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

         "PETITION DATE" means April 22, 2003.

         "PLAN" means this Plan of Liquidation as it may be amended or modified from time to time.

         "PLAN ASSETS" mean all property of the Estate not previously sold or otherwise disposed of, either in the ordinary course of business or in accordance with a Bankruptcy Court Order, that vests with the Debtor upon Confirmation including, without limitation, all Cash, the Litigation Claims and Litigation Recoveries.

         "PLAN DISBURSEMENT ACCOUNT" shall have the meaning ascribed to it in
Article VI.3.

         "POST CONFIRMATION DEBTOR" means the Debtor following the Effective
Date.

         "POST-PETITION INTEREST" means, for holders of Allowed Tax Claim and Allowed Claims in Class 1 and Class 2, interest to be paid on Allowed Claims with such interest commencing on the Petition Date to the date of Distribution. Post-Petition Interest means, for holders of Allowed Claims in Class 3, interest to be paid on such Claim with such interest commencing on the Petition Date through the last full calendar month prior to the date of Distribution. Notwithstanding the prior sentence or anything in the Plan to the contrary, the holder of an Allowed Claim in Class 3 will only be entitled to receive Post-Petition Interest if there is, in the good faith judgment of the Post-Petition Debtor and/or the Disbursing Agent, sufficient Plan Assets to: (i) pay or reserve payment for all Nonclassified Claims set forth in Article V; (ii) pay to the holders of Allowed Claims in Classes 1, 2 and 3 one-hundred percent (100%) of their Allowed Claim; (iii) reserve sufficient Plan Assets to pay all Disputed Claims, in full; and (iv) reserve sufficient Plan Assets to pay all reasonably anticipated post-Confirmation expenses. In all cases, the interest to be paid will be based on the first published post judgment interest rate for the end of week following the Petition Date, 1.31% per annum, and shall be the exclusive amount of interest that the Debtor shall be authorized to pay on account of any Allowed Claim, notwithstanding any provision of any contract or agreement to the contrary. No interest shall be

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paid on account of an Allowed Interest.

         "PRO RATA" means proportionate, so that the ratio of a Distribution on account of an Allowed Claim or Allowed Interest to the amount of the Allowed Claim or Allowed Interest is the same as the ratio of the total amount of a Distribution on account of all Allowed Claims or Allowed Interests in such class to the total amount of all Allowed Claims or Allowed Interests in such class.

         "PROFESSIONAL" means any professional employed in the Chapter 11 Case pursuant to sections 327 or 1103 of the Bankruptcy Code or any professional or other entity seeking compensation or reimbursement of expenses in connection with the Chapter 11 Case pursuant to section 503(b)(4) of the Bankruptcy Code.

         "RECORD DATE" means as of the close of business on the Effective Date.

         "REJECTION CLAIMS BAR DATE" means that date which is thirty (30) days following the date of the notice of entry of the Confirmation Order; provided, however, that Claims arising from the rejection of an unexpired lease or executory contract pursuant to a Final Order of the Bankruptcy Court entered prior to Confirmation shall be filed no later than the date designated in such Bankruptcy Court Order, or the holders of such Claims shall be forever barred from asserting any such Claims or receiving any payment on account of such Claims.

         "RESERVE ACCOUNT" means a separate interest-bearing account or accounts maintained by the Debtor in trust for the benefit of holders of Claims as provided in Article VI.3.

         "RETAINED CLAIMS AND DEFENSES" shall have the meaning ascribed to it in
Article VI.8.

         "SCHEDULES" means the schedules of assets and liabilities and the List of Equity Security Holders filed by the Debtor as required by the Bankruptcy Code and the Bankruptcy Rules, as amended from time to time.

         "SIGNIFICANT CLAIM OBJECTION" means an objection to a Claim filed by the Post-

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Confirmation Debtor whenever such claim is in excess of $50,000.

         "TAX CLAIM" means any Allowed Claim against the Debtor entitled to priority pursuant to Section 507(a)(8) of the Bankruptcy Code.

         "UNCLAIMED PROPERTY" means any Cash (together with any interest earned thereon) which is unclaimed on the 90th day following attempted Distribution of such Cash to the holder of a Claim or interest. Unclaimed Property shall include: (a) checks (and the funds represented thereby) which have been returned as undeliverable without a proper forwarding address; (b) funds for checks which have not been negotiated; and (c) checks (and the funds represented thereby) which were not Delivered because of the absence of a proper address to which to Deliver such property.

INTERPRETATION, RULES OF CONSTRUCTION, TIME.

         A term used but not defined in the Plan has the defined meaning ascribed to that term in the Bankruptcy Code or, if not there, in the Bankruptcy Rules and or Local Rules. Such terms shall be construed in accordance with the respective rules of construction in the Bankruptcy Code and the Bankruptcy Rules unless the context clearly indicates or requires otherwise.

         The rules of construction set forth in section 102 of the Bankruptcy Code shall apply to the Plan.

         References in the Plan to a section are references to a section of the Bankruptcy Code unless otherwise indicated, and references to an Article are references to that Article of the Plan.

         Any reference in the Plan to a document being in a particular form means that the document shall be in substantially such form.

         Any reference in the Plan to an existing document means such document as it may have been previously amended, modified or supplemented from time to time.

         In computing any period of time prescribed or allowed by the Plan, the provisions of Rule 9006(a) of the Bankruptcy Rules shall apply.

         Where the Plan provides for the Disbursing Agent to distribute property to any person, the

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source of property for such Distribution shall be Plan Assets.

                     CLASSIFICATION OF CLAIMS AND INTERESTS

         All Allowed Claims, except Nonclassified Claims, and all Allowed Interests are placed in the classes set forth below. Nonclassified Claims are provided for in Article V. A Claim or an Equity Interest which is properly includable in more than one class is in a class to the extent it qualifies within the description of such Class and is in a different Class to the extent it qualifies within the description of such different Class.

PRIORITY CLAIMS.

         CLASS 1 (PRIORITY). Class 1 consists of unsecured Allowed Claims, if any, entitled to priority pursuant to sections 507(a)(3) and (4) of the Bankruptcy Code.

SECURED CLAIMS

         CLASS 2 (SECURED). Consists of Allowed Secured Claims, if any.

UNSECURED CLAIMS.

         CLASS 3 (GENERAL UNSECURED). Class 3 consists of unsecured Allowed Claims other than Nonclassified Claims and Claims in Classes 1 and 2.

EQUITY INTERESTS.

         CLASS 4. Class 4 consists of Allowed Interests based upon ownership of Equity Interests.

                         TREATMENT OF UNIMPAIRED CLASSES

         The holders of Allowed Claims in Classes 1 and 2 are unimpaired and shall receive the Distributions set forth in this Article on account of, and in complete satisfaction of, all such Allowed Claims:

CLASS 1 (PRIORITY).

         The holders of Allowed Claims in Class 1, if any, shall receive Cash in the amount of such Allowed Claims, plus Post-Petition Interest, as soon as practicable after the later of (A) the Effective Date, or (B) the date on which such Claim becomes an Allowed Claim.

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CLASS 2 (SECURED CLAIMS).

         To the extent there are any such Claims in this class, each such Claim shall be deemed to be a separate subclass. The holders of Allowed Secured Claims in Class 2 shall, at the option of the Post-Confirmation Debtor, receive Distributions as follows:

            On the Effective Date, or on such later date agreed to by the holder of such Claim, the collateral securing such Claim by abandonment to the holder thereof, unless earlier abandoned or otherwise resolved; or

            The legal, equitable, and contractual rights to which the holder of the Claim is entitled shall remain unaltered by the Plan or, at the option of the Post-Confirmation Debtor, such Claim shall be treated in any other manner that will result in such Claim being deemed unimpaired under section 1124 of the Bankruptcy Code.

                          TREATMENT OF IMPAIRED CLASSES

         The holders of Allowed Claims in Class 3 and Allowed Interests in Class 4 are impaired. The Distributions or other treatment set forth in this Article shall be on account of, and in complete satisfaction of, all such Allowed Claims and Allowed Interests.

CLASS 3 (GENERAL UNSECURED CLAIMS).

         The holders of Allowed Class 3 Claims shall receive Cash in the amount of such Allowed Claims as soon as practicable after the later of (a) the Effective Date or (b) the date on which such Claim becomes an Allowed Claim. Post-Petition Interest will be paid on Allowed Class 3 Claims, commencing on the Petition Date and ending on the last day of the last full calendar month prior to the Distribution Date, provided, however, that it is determined by the Post-Confirmation Debtor that there is sufficient Cash in the Estate to pay Allowed Class 3 Claims in full, and, to the extent funds remain available to pay such Post-Petition Interest. In the event that holders of Allowed Claims in Class 3 receive more than one (1) Distribution, the initial Distribution to holders of Allowed Claims in Class 3 will be on a Pro Rata basis.

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CLASS 4 (EQUITY INTERESTS).

         RIGHTS FIXED AS OF RECORD DATE. Class 4 includes all Allowed Interests of the holders of the Debtor's Equity Interests, provided, however, for purposes of Distribution under the Plan, the Allowed Interests of the holders of the Debtor's Equity Interests shall include, and be limited to, the holders of record on the Record Date, any transfers thereafter notwithstanding. On the Record Date, the stock transfer ledgers of the Debtor shall be closed, and there shall be no further changes made or processed in the holders of record of the Debtor's Equity Interests. The Debtor's stock transfer agent or agents shall not accept or process any requests or instructions for transfers of the Debtor's Equity Interests after the Record Date. The Post-Confirmation Debtor and/or the Disbursing Agent shall not recognize any transfer of the Debtor's Equity Interests after the Record Date, but shall instead be entitled to only recognize and deal for all purposes with only those holders of record stated on the applicable transfer ledgers as of the Record Date. Any person or entity that (i) holds a right to purchase or demand the issuance of any equity security of the Debtor, including (a) redemption, conversion, exchange, voting, participation, and dividend rights; (b) liquidation preferences; or (c) stock options and warrants and (ii) fails to redeem, convert, exchange or otherwise fully and completely exercise these rights by the Record Date or otherwise become the holder of an Equity Interest as of the Record Date, shall not be entitled to any Distribution on account of such inchoate rights.

         CANCELLATION OF STOCK AND DISTRIBUTIONS. One Business Day after the Effective Date, all Class 4 Equity Interests shall be and are hereby cancelled. Immediately upon cancellation of the Equity Interests, the Debtor, the Post-Petition Debtor and the Disbursing Agent, their respective agents, attorneys and accountant, shall be absolved, prospectively and retrospectively, of all reporting and filing requirements and duties otherwise applicable to a corporation whose securities are publicly traded, including, but not limited to, the Securities and Exchange Act of 1934 and all other similar state and federal statutes, regulations, rules, requirements and/or promulgations. In exchange for such cancellation, all holders of Allowed Equity Interests as of the Record Date shall receive, as soon as practicable after the Effective Date, one or more Pro Rata Distributions of Cash, if any, which Cash shall be distributed only to the beneficial owners of the Allowed Interests as of the Record Date and only after holders with Allowed Claims in senior Classes have been paid in full, plus Post-Petition Interest or Cash has been reserved in an amount sufficient to provide for the full payment of such senior Claims and Post-Petition interest. Distribution will only be made to the record holders of Equity Interests as of the Record Date. Distributions to a beneficial owner whose shares are held in "nominee" or "street" name shall be made to the applicable broker or account representative. The beneficial owner is responsible for assuring that its nominee transmits to them any ballots or Distributions received from the Debtor and/or the Post-Confirmation Debtor.

                        TREATMENT OF NONCLASSIFIED CLAIMS

         The holders of Nonclassified Claims shall be treated as follows:

ADMINISTRATIVE CLAIMS (SECTIONS 503(b) AND 507(a)(1)).

         PAYMENT OF ADMINISTRATIVE CLAIMS. The holders of Allowed Administrative Claims shall receive Cash in the amount of such claims (i) on the Effective Date or (ii) at such later time and in such other amounts as the holders of such claims agree; provided, however, any fees due under section 1930 of Title 28 of the United States Code shall be paid within seven days after the Effective Date. Notwithstanding the foregoing, professionals and persons entitled to an allowance of fees and expenses pursuant to sections 503(b)(2) through (6), shall receive Cash in the amount awarded to such persons by Bankruptcy Court Orders when such orders become Final Orders or at such later date and in such other amounts as such Professionals and persons agree.

         ADMINISTRATIVE CLAIM BAR DATE. SUBJECT TO ARTICLE V.1(d), PERSONS ASSERTING ADMINISTRATIVE EXPENSE CLAIMS PURSUANT TO SECTION 503(b)(1) FOR UNPAID COSTS OR EXPENSES OF PRESERVING THE ESTATE INCURRED PRIOR TO CONFIRMATION OR TAXES INCURRED BY THE ESTATE, MUST FILE AN APPLICATION REQUESTING PAYMENT THEREOF WITH THE BANKRUPTCY COURT ON OR BEFORE 30 DAYS AFTER CONFIRMATION. All such applications must be served, at the time of filing, on counsel for the Debtor at the addresses shown on the first page of the Plan, counsel for the Creditor's Committee and on the Office of the United States Trustee. Such claim shall be deemed allowed if an objection to the application is not filed with the Bankruptcy Court and served within 45 days after the application has been actually filed and served. Any objection to such claim shall be determined by the Bankruptcy Court.

         FINAL FEE APPLICATIONS. Professionals and other persons asserting Administrative Claims pursuant to sections 503(b)(2) through (6) for services rendered and/or costs or expenses incurred prior to Confirmation must file a final application seeking allowance thereof with the Bankruptcy Court on or before 60 days after the Effective Date, and such application shall include any amounts previously allowed on an interim basis. Any such application must be served on counsel for the Post-Confirmation Debtor at the address shown on the first page of the Plan, Counsel for the Committee and on the Office of the United States Trustee. After such 60-day period, the Post-Confirmation Debtor shall promptly obtain a hearing date from the Bankruptcy Court and provide 20 days' notice of the hearing on such applications to the applicants, the twenty largest unsecured creditors, counsel for the Committee, all parties requesting special notice, and the Office of the United States Trustee.

         CONSEQUENCES OF UNTIMELY ADMINISTRATIVE CLAIM. ANY PERSON FAILING TO TIMELY FILE AN APPLICATION SEEKING PAYMENT OR ALLOWANCE OF AN ADMINISTRATIVE CLAIM PURSUANT TO ARTICLES V.1(b) OR V.1(c) SHALL BE FOREVER BARRED FROM MAKING SUCH AN APPLICATION AND SHALL NOT PARTICIPATE IN ANY DISTRIBUTIONS ON ACCOUNT OF SUCH AN ADMINISTRATIVE CLAIM.

TAX CLAIMS (SECTION 507(a)(8)).

         DISTRIBUTIONS TO ALLOWED TAX CLAIMS. The holders of Allowed Tax Claims, if any, shall receive Cash, plus Post-Petition Interest, in the amount of such Allowed Tax Claims (a) as soon as practicable after the later of (i) the Effective Date and (ii) the date on which such Claim becomes an Allowed Tax Claim or (b) at such later date and in such other amounts as the holders of such Claims agree.

         PAYMENT OF POST-PETITION INTEREST ON TAX CLAIMS. The holder of an Allowed Tax

Claim, if any, that is entitled to priority under section 507(a)(8), will only be entitled to receive interest at the Post-Petition Interest rate on account of its claim from the Petition Date until said Allowed Claim receives its Distribution. Any claim or demand for any penalty or payment of interest, other than Post-Petition Interest, may be the subject of an objection, which objection may be resolved by the Post-Confirmation Debtor or, if necessary, by the Bankruptcy Court.

                      MEANS FOR IMPLEMENTATION OF THE PLAN

SOURCE OF PLAN FUNDS.

         The source for all Distributions and payments authorized by the Plan shall be Plan Assets. After Confirmation, the Post-Confirmation Debtor shall as promptly as possible liquidate Plan Assets other than Cash, deposit accounts, and money market accounts and consider offers to purchase or license all or any part of its assets not previously sold or subject to pending sale; provided, however, that office equipment and furniture still being used by the Post-Confirmation Debtor may be retained until no longer needed. Plan Assets may be offered for sale in bulk, or in individual units, or in any combination, and on any terms, including sales, license or credit. Any sale may be subject to or free and clear of Liens or subject to certain Liens and free and clear of other Liens.

POST CONFIRMATION OPERATIONS AND MANAGEMENT.

         GENERAL OPERATIONS. Following Confirmation, the Debtor will continue to exist for the purpose of implementing the Plan (as the Post-Confirmation Debtor), fulfilling its obligations under the Plan and conducting any business activity consistent with the Plan with a Disbursing Agent, appointed pursuant to Section (b) below, to act in this capacity on behalf of the estate. If at any time the Disbursing Agent is unable or unwilling to serve in these capacities the Post-Confirmation Debtor may appoint a successor to carry out such functions as may still be required to consummate the Plan.

         DISBURSING AGENT. On or before the Confirmation Date, the Debtor or such other person or entity as the Debtor may designate subject to the Notice Procedure, will act as Disbursing

Agent under the Plan and will serve without bond. Employment of such Disbursing Agent shall be on such terms as are set forth in the Confirmation Order, or later order(s) of the Bankruptcy Court entered not less than ten (10) days after filing and service on the Notice Parties of an application for approval of such terms. The Disbursing Agent shall manage the Post-Confirmation Debtor's affairs as if it were the sole shareholder, director and officer in accordance with the Bankruptcy Code, Bankruptcy Rules and Local Rules. Such management shall include, without limitation, (a) fulfilling the duties and obligations of the Post-Confirmation Debtor under the Plan, and (b) fully administering the Estate as required by the Plan, the Confirmation Order, the Bankruptcy Code, the Bankruptcy Rules and the Local Rules which duties and obligations include, without limitation, the facilitation of Distributions pursuant to the Plan, reviewing Claims and Interests, objecting to Disputed Claims and Disputed Interests, prosecuting, defending litigation or settling Litigation Claims or other litigation, supervising the preparation and filing of the Debtor's and Post-Confirmation Debtor's tax returns, filing reports dissolving the Debtor's and Post-Confirmation Debtor's corporate existence, dissolving the Debtor's inactive, wholly owned United States-based subsidiaries, Auspex International, Inc. and Alphatronix, Inc., and closing the Bankruptcy Case. The Disbursing Agent may be replaced by the Bankruptcy Court for cause, upon motion by any party in interest.

         EMPLOYMENT OF PROFESSIONALS BY DISBURSING AGENT. Any Disbursing Agent, other than the Post-Confirmation Debtor, will be entitled to reasonable compensation pursuant to Article VI, Section 9 of the Plan. The Post-Confirmation Debtor and any Disbursing Agent may employ or contract with persons and other entities to perform, or advise and assist in the performance of, their respective obligations under the Plan upon written notice to counsel for the Post-Confirmation Debtor and the Notice Recipients setting forth the name of the proposed professional, the purpose for which such professional is to be employed, and the terms of the proposed compensation to such professional (the "Employment Notice"). Any objection to the proposed employment must be in writing and served on the Post-Confirmation Debtor within ten (10) days after service of the Employment Notice. Any objection to a requested employment shall be resolved by either (i) written agreement between the party requesting such employment and the objecting party, or (b) resolution of the dispute by the Bankruptcy Court pursuant to a Final Order. Resolution by the Bankruptcy Court shall be requested by motion filed and served in accordance with the Bankruptcy Rules and the Local Rules on not less than twenty (20) days notice. Any opposition to the motion shall be filed and served no later than five (5) days prior to the hearing.

THE ACCOUNTS.

         As soon as practicable after Confirmation, and subject to section 345 of the Bankruptcy Code, the Disbursing Agent shall establish two or more bank accounts, interest-bearing (if possible), one identified as the "Plan Disbursement Account" and the other identified as the "Reserve Account." The earnings on such investments shall be Plan Assets. All Distributions of Cash on account of Allowed Claims or Allowed Interests shall be from the Plan Disbursement Account. The Reserve Account shall be used as a reserve for Distributions and payments for (i) services rendered or to be rendered and costs incurred or to be incurred by the Post-Confirmation Debtor, the Disbursing Agent and professionals employed by the Post-Confirmation Debtor and/or the Disbursing Agent, (ii) Distributions to holders of unpaid Nonclassified Claims, (iii) Distributions to holders of Disputed Claims and/or Disputed Interests pending allowance or disallowance of such Claims, and (iv) reasonable reserves necessary to ensure payment of the appropriate fees and costs for the pursuit of Litigation Claims.

TRANSFER OF FUNDS TO THE ACCOUNTS.

         On the Effective Date, the Disbursing Agent shall make an initial transfer to the Plan Disbursement Account of Available Cash. The balance of remaining Cash shall be transferred to the Reserve Account.

INITIAL AND SUBSEQUENT DISTRIBUTIONS.

         INITIAL DISBURSEMENTS. On or as soon as practicable after the Effective Date, the Disbursing Agent shall, from the Plan Disbursement Account make the following Distributions in the following order: (i) to holders of all Allowed Claims in Class 1 and undisputed Nonclassified

Claims, plus Post-Petition Interest where applicable, until paid in full; (ii) to holders of Allowed Claims, if any, in Class 2; until paid in full; (iii) to holders of Allowed Claims in Class 3, and, if paid in full, payment of Post-Petition Interest, provided, however, that there is sufficient Cash in the Estate to pay Allowed Class 3 Claims in full, and, only to the extent funds remain available to pay such Post-Petition Interest; and (iv) the Disbursing Agent shall work with the registrar and transfer agent for the Debtor's Equity Interests, to make one or more Pro Rata Distribution, if any, to holders of Allowed Class 4 Claimants.

         SUBSEQUENT DISBURSEMENTS. The balance of the funds in the Plan Disbursement Account that are not distributed and need to be reserved for Disputed Claims and/or subsequent distributions to Allowed Class 4 Claimants shall be transferred to the Reserve Account. Notwithstanding anything to the contrary in the prior sentence of this paragraph, or the prior sub-paragraph, or anywhere else in this Plan or the Confirmation Order, there shall be no Distribution to the holders of Class 4 Equity Interests until all other Claims (other than Class 4) are paid in full, including Post-Petition Interest, or are appropriately reserved for. The Disbursing Agent shall make subsequent Distributions to holders of Claims in Class 1, Class 2, Class 3, Class 4 Equity Interests and Nonclassified Claims when such Claims or Interests become Allowed Claims and/or Allowed Interests (if previously they were Disputed Claims and./or Disputed Interests) and when there is sufficient available Cash in the Reserve Account to justify a transfer to the Plan Disbursement Account without undermining the purposes for which the Reserve Account was created. In furtherance of the foregoing, the following shall apply:

         DISTRIBUTIONS TO HOLDERS OF ALLOWED CLAIMS; DISPUTED CLAIMS; DISPUTED INTEREST

                  RESERVE.

                  Upon each Pro Rata Distribution to holders of Allowed Claims, the Disbursing Agent also shall compute the amount of the Pro Rata Distribution that would have been made to Disputed Claims in the Class had the Disputed Claims been Allowed Claims, and shall retain in the Reserve Account the amount so computed for the Disputed Claims as a "Disputed Claims Reserve." Promptly after a Disputed Claim is subsequently allowed, the Disbursing Agent shall deliver Cash to the holder of such Allowed Claim from the Reserve Account equal to the amount of Pro Rata Distributions to date on account of Allowed Claims in the same class. Post-Petition Interest that would otherwise accrue after the initial Distribution to like Claimants shall not continue to accrue on account of a delay in making Distributions to holders of Disputed Claims that are later allowed. Rather, interest, on account of a Disputed Claim or a Disputed Equity Interest shall only be paid once the Disputed Claim or Disputed Equity Interest actually becomes an Allowed Claim or Allowed Equity Interests by an agreement of the Post-Confirmation Debtor or a Final Order and interest shall only be paid in the actual amount of interest earned on the sums reserved for the Disputed Claim or Disputed Equity Interest. Under no circumstance shall Post-Petition Interest be payable to or otherwise accrue with regard to any Allowed Equity Interest or Disputed Equity Interest.

         DE MINIMIS DISTRIBUTIONS; ROUNDING.

         Notwithstanding any other provision of the Plan, the Disbursing Agent shall not make a Distribution to a holder of an Allowed Claim or Allowed Interest if the amount of Cash otherwise due is less than $10. All Cash not so distributed shall be added to Plan Assets and distributed in accordance with the Plan.

         Notwithstanding any other provision of the Plan, the Disbursing Agent shall round the amount of all Distributions to the nearest whole dollar amount.

         If the expenses of the final Distribution of Plan Assets would exceed the amount to be distributed, the Distribution shall not be made and the remaining Plan Assets, if any, shall be paid into the Bankruptcy Court and disbursed in accordance with Chapter 129 of Title 28 of the United States Code.

         ADDRESSES FOR DISTRIBUTIONS.

         Unless a Creditor has provided the Debtor's counsel with written notice of a different address, Distribution checks to Creditors will be sent to Creditors at the address set forth in the proofs of claim filed with the Bankruptcy Court. If no proof of claim is filed with respect to a particular Claim, the Distribution will be mailed to the address set forth in the Schedules. To ensure proper and timely receipt of a Distribution check, Creditors should promptly notify Debtor's counsel of any change of address. Unless an Equity Security Holder with an Interest in Class 4 has provided written notice of a different address to the Debtor's stock transfer agent prior to the Record Date, or to the Debtor's counsel prior to the initial Distribution Date, Distribution checks shall be mailed to such holders at the addresses shown on the records of the stock transfer agent as of the Record Date.

         DISTRIBUTIONS ON DISPUTED CLAIMS OR INTERESTS.

         Notwithstanding any provision of the Plan specifying a date or time for payments or Distributions of consideration thereunder, payments and Distributions in respect of any Claim or Interest that at such date or time is disputed, unliquidated or contingent, shall not be made until a Final Order with respect to an objection, estimation or valuation of such Claim or Interest is entered by the Bankruptcy Court, or pursuant to an agreement with the Post Confirmation Debtor, whereupon appropriate payments and Distributions shall be in accordance with the Plan.

         AMENDMENTS TO CLAIMS.

         A proof of claim may be amended to increase the amount and/or priority of such Claim prior to Confirmation, but only as agreed upon by the Debtor and the holder of such Claim or Interest, or as otherwise permitted by the Bankruptcy Court, the Bankruptcy Rules or applicable law. Except as otherwise provided in the Plan, after Confirmation, proofs of claim may not be filed or amended unless the amendment is solely to decrease the amount and/or priority. Unless otherwise provided in the Plan, any new or amended Claim or Interest filed after Confirmation or the Record Date, respectively, shall be deemed disallowed in full and expunged without any action by the Post-Confirmation Debtor or the Disbursing Agent.

         DISSOLUTION OF THE CREDITOR'S COMMITTEE.

         The Creditor's Committee shall cease to exist and shall be dissolved one (1) Business Day following the earlier of: (i) the date that all Class 3 Claimants have been sent Distributions which Distributions constitute full payment of their Allowed Claims, plus Post-Petition Interest, if any; or (ii) the date that the Disbursing Agent informs counsel for the Creditor's Committee, in writing, that the sufficient sums are maintained in the Reserve Account to pay, in full, all Allowed Class 3 Claims, plus Post-Petition Interest, if any.

OBJECTIONS TO CLAIMS AND INTERESTS.

         CLAIM OBJECTIONS GENERALLY.

         Except as to Claims and Interests allowed, disallowed, or settled under the Plan or pursuant to Final Orders entered before the Effective Date, the Post-Confirmation Debtor may object to or compromise any Claims or interests by the Claims and Interests Objection Date. Any compromise of a Significant Claim Objection shall be subject to the Notice Procedure. Any objection to a Claim must be filed with the Bankruptcy Court no later than the Claims and Interests Objection Date unless the Debtor obtains an extension of this period prior to the expiration of this 150 day period. Any such motion seeking an extension shall be subject to the Notice Procedure. Except as stated in the next sentence, unless (i) a party has already filed a proof of claim by the applicable Claims and Interest Bar Date or Rejection Claims Bar Date or (ii) its Claim was listed by the Debtor in its Schedules (and not listed as contingent, unliquidated or disputed) or (iii) it becomes a holder of an Equity Interest by the Record Date, that party is barred from having any Claim against the Debtor's Estate and that party will not receive any Distributions under the Plan. The previous deadlines do not apply to two types of claim: Administrative Claims and Rejection Claims. [See Article V.1, above, for the deadline for Administrative Claims, and Article VIII below for the deadline for Rejection Claims (claims arising from rejection of executory contracts).]

         DISPUTED CLAIMS AND INTERESTS.

         As set forth in Article VI.5, any Distribution that would otherwise be made on account of a Disputed Claim or Disputed Interest will be deposited into the Disputed Claims Reserve. Such reserves will be maintained in the Disputed Claims Reserve until the dispute over a particular Claim or Interest is resolved. The amount so deposited shall be equal to the amount that otherwise would be due on account of the Disputed Claim or Disputed Interest under the Plan if the Claim or Interest were Allowed in full.

INSURED CLAIMS.

         Notwithstanding any other provision of the Plan, if there is insurance coverage for any Claim against the Debtor, the Debtor may enter an agreement with the holder of such claim allowing the claimant to pursue a recovery from the insurer. Any such agreement shall be subject to the Notice Procedure.

RETAINED CLAIMS AND DEFENSES.

         RETENTION.

         All claims, rights, interests, causes of action, defenses, counterclaims, cross-claims, third-party claims, or rights of offset, recoupment, subrogation or subordination including, without limitation, claims under section 550(a) or any of the sections referenced therein, held by the Debtor or the Estate as of Confirmation, including, without limitation, the Litigation Claims, shall be retained by the Debtor unless released or settled pursuant to a Final Order entered before the Effective Date (collectively, the "Retained Claims and Defenses"). None of the Retained Claims or Defenses shall be barred or be subject to estoppel because the Plan or the accompanying Disclosure Statement does not specifically identify a Retained Claim or Defense or the person against or by whom a Retained Claim or Defense may be asserted. The Bankruptcy Court shall retain jurisdiction to determine any Retained Claims or Defense.

         INVESTIGATION AND ENFORCEMENT.

         Pursuant to section 1123(b), the Post-Confirmation Debtor shall have and may enforce all powers and authority of a debtor in possession or trustee under the Bankruptcy Code to the extent of and consistent with their respective authority under the Plan. The Debtor may investigate Retained Claims and Defenses and may assert, settle or enforce any such claims or defenses in its discretion to the extent of and consistent with its authority under the Plan. Any proceeds received from or on account of the Retained Claims and Defenses, including Litigation Claims, shall be Plan Assets.

         MISCELLANEOUS.

         Without limiting the generality of the foregoing, the Post-Confirmation Debtor shall have all the powers of a trustee to request determinations of tax liability under section 505.

POST-CONFIRMATION ADMINISTRATIVE FEES AND COSTS.

         All professional fees and costs incurred after Confirmation by the Post-Confirmation Debtor and the Disbursing Agent in connection with the implementation of the Plan shall be paid from Plan Assets. Professionals retained by the Debtor shall deliver a copy of their respective periodic invoices requesting payment to the Post-Confirmation Debtor, counsel for the Post-Confirmation Debtor, and the Notice Parties. If no written objection to such an invoice is delivered to the professional, to the Post-Confirmation Debtor and to counsel for the Post-Confirmation Debtor within ten (10) days of Delivery of the invoice, the invoice shall be paid by the Debtor. If an objection is timely made, any undisputed portion of the contested invoice shall be paid without Bankruptcy Court approval. If the disputed portion can not be resolved by the parties, it shall be resolved by the Bankruptcy Court pursuant to the Notice Procedures.

         Not later than thirty (30) days after the end of each calendar quarter that ends after the Effective Date (including any fraction thereof), the Post-Confirmation Debtor or the Disbursing Agent, as applicable, will pay to the United States Trustee the quarterly fee for such quarter until this case is converted, dismissed, or closed pursuant to a Final Decree, as required by 28 U.S.C. Section 1930(a)(6).

AMENDMENT OF POST-CONFIRMATION DEBTOR'S ARTICLES OF INCORPORATION.

         Not later than sixty (60) days after the Effective Date, the Post-Confirmation Debtor's articles of incorporation will be amended (a) to include a provision prohibiting the issuance of nonvoting equity securities, and
(b) changing the name of the Debtor to "Auspex Liquidating Corporation." No action other than the entry of the Confirmation Order by the Bankruptcy Court will be necessary to effect these amendments other than the filing by the Post-Confirmation Debtor of a certified copy of the Order of Confirmation and amended articles of incorporation with the Secretary of State of Delaware, together with the payment of the requisite fees. Upon such filing, the name of the Debtor will be "Auspex Liquidating Corporation."

TAX RETURNS AND PAYMENTS.

         The Debtor or the Post-Confirmation Debtor will file or cause to be filed all delinquent and final tax returns and pay any and all taxes and Tax Claims due and owing, and not barred by the Governmental Unit Claims Bar Date or other applicable bar dates.

TERMINATION OF EMPLOYEE BENEFIT PLANS.

         The Debtor has terminated all of its employee benefit plans. Some employees have not withdrawn their accounts from the Debtor's 401(k) plan as of the date of the Plan. The Debtor, Post-Confirmation Debtor and/or the Disbursing Agent may continue to fulfill its responsibilities relative to the termination of the employee benefit plans and the distributions therefrom, and that Post-Confirmation Debtor shall pay the costs related thereto.

DISSOLUTION OF CORPORATE ENTITY.

         Pursuant to the authority contained in Section 303 of the Delaware General Corporation Law, the Debtor will be dissolved and its corporate existence terminated, without further corporate action, upon the entry of a final decree in the Bankruptcy Case, pursuant to Rule 3022 of the Federal Rules of Bankruptcy Procedure. The Confirmation Order will be deemed to be the appropriate authorization required under Section 275 of the Delaware General Corporation Law, authorizing the Responsible Person to file a certificate of dissolution upon the Effective Date of the Plan and no further action, filing or other undertaking shall be necessary to dissolve the Debtor's corporate existence.

FURTHER ORDERS.

         Upon motion by the Post-Confirmation Debtor, on not less than ten (10) days' notice to the Notice Parties, the Bankruptcy Court may enter such other and further orders as may be necessary or appropriate to instruct and direct the Debtor's stock transfer agent or agents and others, and to facilitate the Distributions contemplated in the Plan.

UNCLAIMED PROPERTY.

         Unclaimed Property shall be deposited in the Reserve Account.

         For a period of 90 days following the date on which Distribution was first attempted, Unclaimed Property shall be held solely for the benefit of the holders of Allowed Claims or Allowed Interests who have failed to claim such property. During such period, Unclaimed Property due the holder of an Allowed Claim or Allowed Interest shall be released from the

Reserve Account, without any interest, and disbursed to such holder upon presentation of proper proof of entitlement. At the end of such period, the holders of Allowed Claims or Allowed Interests theretofore entitled to Unclaimed Property shall cease to be entitled thereto, and such Unclaimed Property shall be added to the Plan Assets and distributed in accordance with the Plan.

         Interest earned on Unclaimed Property shall be a Plan Asset.

FINAL DECREE.

         After the Bankruptcy Estate is fully administered, the Post-Confirmation Debtor shall file an application for a Final Decree, and shall serve the application on the Notice Parties, together with a proposed Final Decree. The Notice Parties shall have twenty (20) days within which to object or otherwise comment upon the Bankruptcy Court's entry of the Final Decree.

                               REVESTING OF TITLE

         Except as otherwise provided in the Plan or in the Confirmation Order, on the Effective Date: (a) pursuant to Section 1141(b), all property of the Estate shall vest in the Post-Confirmation Debtor free and clear of all claims, Liens, charges and other interests of creditors arising prior to the Effective Date; and (b) the Post-Confirmation Debtor may exercise authority over Plan Assets consistent with the terms of the Plan.

         Notwithstanding the prior paragraph, such vesting shall be without prejudice and shall not act as a bar to a post Confirmation motion to convert this case to one under chapter 7 of the Bankruptcy Code by the Office of the United States Trustee or any other party in interest on any appropriate grounds. The Post-Confirmation Debtor reserves the right to oppose any such motion. In the event a motion to convert is granted, the Plan shall terminate and the chapter 7 estate shall consist of all remaining property of the chapter 11 Estate not already administered by the Post-Confirmation Debtor. Such remaining property shall be administered by the chapter 7 trustee as prescribed in the Bankruptcy Code.

              TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

         Without admitting the validity or character of any agreements which might be executory contracts or unexpired leases, all executory contracts and unexpired leases of the Debtor will be rejected as of the Effective Date unless they are (a) assumed or rejected prior to Confirmation, (b) the subject of a pending motion to assume filed prior to Confirmation, or (c) assumed pursuant to the Plan. Executory contracts and unexpired leases which the Debtor seeks to assume prior to Confirmation shall be set forth on a Schedule of Assumed Executory Contracts and Unexpired Leases that is filed with the Bankruptcy Court at least 25 days before the commencement of the hearing on confirmation of the Plan and served on non-debtor third parties to those agreements in conformity with the Bankruptcy Code, the Bankruptcy Rules and the Local Rules. All executory contracts assumed prior to Confirmation or pursuant to this Plan shall remain in full force and effect, be unimpaired by the Plan except as specifically modified by the Plan and the Confirmation Order, and are binding on the parties thereto.

         Proofs of claim for Claims arising from the rejection of executory contracts or unexpired leases must be filed with the Bankruptcy Court and served on counsel identified on the first page of this Plan by the Rejection Claims Bar Date or such claims shall be forever barred and the holders thereof shall not participate in any Distributions under the Plan related to the rejected agreement; provided, however, the foregoing provision does not extend any deadline for filing proofs of claim arising from the rejection of executory contracts or unexpired leases that was established by prior Bankruptcy Court Order.

                            RETENTION OF JURISDICTION

         Notwithstanding confirmation of the Plan or the Effective Date having occurred, the Bankruptcy Court shall retain full jurisdiction as provided by section 1142 of the Bankruptcy Code and by section 1334 of Title 28 of the United States Code to enforce the provisions, purposes, and intent of the Plan including, without limitation:

         Determination of the allowability of Claims and Interests upon objection to such Claims and Interests;

         Determination of Claims and interest made pursuant to Sections 330, 331 and 503 of the Bankruptcy Code.

         Approval, pursuant to section 365, of the assumption, assignment, or rejection of any executory contract or unexpired lease of the Estate;

         Any determination necessary or appropriate under section 505, or other determination relating to tax returns filed or to be filed by the Debtor, for all periods through the end of the tax year in which the Effective Date occurs, including the determination of the amount of carryover losses or other tax attributes;

         Determination of requests for payment of claims entitled to priority under section 507(a)(1), including compensation of persons entitled thereto;

         Resolution of controversies and disputes regarding interpretation of the Plan and disputes to be resolved pursuant to the Notice Procedure;

         Implementation of the provisions of the Plan and entry of orders in aid of execution of the Plan;

         Modification of the Plan pursuant to section 1127;

         Adjudication of any causes of action, including those relating to Litigation Claims, (but only in the event that the Bankruptcy Court had or would have had jurisdiction over such claims on the day prior to the Confirmation); and

         Entry of a final decree closing the Chapter 11 Case.

                              RESERVATION OF POWERS

         Nothing in the Plan shall be deemed to constitute a waiver of the powers of the Debtor as debtor in possession under the Bankruptcy Code, the Bankruptcy Rules or the Local Rules, and the Debtor shall retain after Confirmation, and the Post-Confirmation Debtor shall retain after the Effective Date, all powers granted by the Bankruptcy Code, the Bankruptcy Rules and the Local Rules to a trustee or debtor in possession, including, without limitation, those with respect to recovery of property and objections to, and/or subordination of, Claims and Interests.

         Nothing in this Plan shall be deemed to constitute a waiver of the powers of the Debtor as Debtor in possession under the Bankruptcy Code, the Bankruptcy Rules or the Local Rules, and the Debtor shall retain after Confirmation, and the Post-Confirmation Debtor shall retain after the Effective Date, all powers granted by the Bankruptcy Code, the Bankruptcy Rules and the Local Rules, including, without limitation, those with respect to recovery of property and objections to, and/or subordination of, Claims and Interests.

         The Debtor and the Post-Confirmation Debtor reserve any and all claims and rights against any and all third parties, whether such claims and rights arose before, on or after the Petition Date, the Confirmation Date, the Effective Date, the Record Date and/or any Distribution Date, except as expressly settled or released in the Plan. This includes, without limitation, litigation that might be or is currently being conducted outside of the jurisdiction of the United States, Litigation Claims and any and all claims, rights, causes of action and/or claims for relief that the Debtor may have against any person or entity, including, without limitation, those persons and entities listed in the Schedules and Statement of Financial Affairs, and any and all claims arising under sections 544-551 of the Bankruptcy Code. All claims and rights the Debtor may hold against its present or former officers, directors, auditors or other agents for breaches of fiduciary duty, malpractice or the like are likewise preserved. The entry of the Confirmation Order shall not constitute res judicata or otherwise bar, estop or inhibit any actions by the Debtor or Post-Confirmation Debtor upon any claims referred to in this Plan, or otherwise

                            REQUEST FOR CONFIRMATION

         The Debtor, as proponent of the Plan, requests Confirmation of the Plan. In the event any impaired class shall fail to accept this Plan in accordance with Section 1129(a)(8) of the Bankruptcy Code, the Debtor requests that the Bankruptcy Court confirm the Plan in accordance with the provisions of
Section 1129(b) of the Bankruptcy Code.

                            MODIFICATION OF THE PLAN

         The Debtor may propose amendments to or modifications of the Plan under
Section 1127(a) of the Bankruptcy Code and Bankruptcy Rule 3019 at any time prior to the conclusion of the hearing on Confirmation of the Plan. After the Confirmation

Date, the Debtor may modify the Plan in accordance with Section 1127(b) of the Bankruptcy Code and Bankruptcy Rule 3019.

                         EFFECT OF ORDER OF CONFIRMATION

         As of the Confirmation Date, the effect of the Order of Confirmation shall be as provided in Section 1141 of the Bankruptcy Code, and as follows:

BINDING EFFECT OF PLAN.

         The provisions of the confirmed Plan shall bind the Debtor, any entity acquiring property under or otherwise accepting the benefits of the Plan, and every Creditor and Equity Interest holder, whether or not such Creditor or Equity Interest holder has filed a proof of Claim or Interest in the Bankruptcy Case, whether or not the Claim or Interest of such Creditor or Equity Interest holder is impaired under the Plan, and whether or not such Creditor or Equity Interest Holder has accepted or rejected the Plan. The entry of the Confirmation Order shall not constitute res judicata or otherwise bar, estop or prohibit the prosecution of any disputed or potentially Disputed Claim.

FULL SATISFACTION OF CLAIMS AND INTERESTS.

         Except as otherwise provided in the Plan and the Confirmation Order, the rights afforded in the Plan shall constitute full and complete satisfaction and release of all Claims and Interests, including any interest accrued thereon from and after the Petition Date, against the Debtor, the Reorganized Debtor, the Bankruptcy Estate, or any assets or property of the Debtor, the Reorganized Debtor and the Bankruptcy Estate.

INJUNCTION.

         Confirmation shall operate as an injunction against the commencement or continuation of any action to collect, recover, or offset from the Debtor, the Estate, or any of their property, any claim or equity interest which is treated in the Plan except as otherwise permitted by the Plan, the Confirmation Order or by Final Order enforcing the terms of the Plan. The Bankruptcy Court shall have jurisdiction to determine and award damages to the Debtor for any violation of the injunction provided for in the Plan or the Confirmation Order, including compensatory damages, professional fees and expenses, and exemplary damages for any willful violation of said injunction.

                            MISCELLANEOUS PROVISIONS

FULL SATISFACTION OF CLAIMS AND INTERESTS.

         Except as otherwise provided in this Plan or the Confirmation Order, the treatments provided in the Plan shall constitute full and complete satisfaction and release of all Claims and Interests, including any interest accrued thereon from and after the Petition Date, against the Debtor, the Post-Confirmation Debtor, the Bankruptcy Estate, or any assets or property of the Debtor, the Post-Confirmation Debtor and the Bankruptcy Estate.

USE OF PROPERTY BY THE DEBTOR.

         Neither the Disbursing Agent nor the Debtor, its employees or agents shall take or consent to any act that is contrary to or inconsistent with the Plan or the Confirmation Order.

LIMITATION OF LIABILITY.

         The Disbursing Agent, the Debtor, and their respective agents, representatives, and professional advisors, shall not be liable to any person for any act taken or omission made in good faith in connection with or related to formulating, implementing, confirming, or consummating the Plan, the accompanying Disclosure Statement, or any contract, instrument, release, or other agreement or document created in connection with the Plan.

HEADINGS.

         Headings are used in the Plan for convenience and reference only, and shall not constitute a part of the Plan for any other purpose.

REVOCATION OR WITHDRAWAL.

         The Debtor reserves the right to revoke or withdraw the Plan prior to or at the hearing on confirmation of the Plan. If the Debtor revokes or withdraws the Plan prior to Confirmation, or if Confirmation or the Effective Date do not occur, then the Plan shall be deemed null and void. In such event, nothing contained herein shall be deemed to constitute a waiver or release of any claims by or against the Debtor or any other person or to prejudice in any manner the rights of the Debtor or any person in any further proceedings involving the Debtor or the Estate.

GOVERNING LAW.

         Unless a rule of law or procedure is supplied by the Plan or federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of the State of California shall govern the construction and implementation of the Plan and any agreements, documents, and instruments created in connection with the Plan.

WITHHOLDING, REPORTING AND PAYMENT OF TAXES.

         Pursuant to section 346(f) of the Bankruptcy Code, the Disbursing Agent shall be entitled to deduct any federal, state or local withholding taxes from any Cash payments made with respect to Allowed Claims, as appropriate. The Disbursing Agent shall be permitted to withhold a Distribution to any Creditor that has not provided information requested by the Disbursing Agent for the purpose of fulfilling its obligations hereunder. Except as otherwise provided for herein, the Post Confirmation Debtor and/or Disbursing Agent shall comply with all reporting obligations imposed on it by any governmental unit.

POST CONFIRMATION REPORTS.

         Not later than forty-five (45) days after the end of each calendar quarter, commencing with the end of the first full quarter following the Effective Date, the Post-Confirmation Debtor will file and serve upon the United States Trustee a quarterly post-Confirmation status report. Further reports will be filed forty-five (45) days after the end of every calendar quarter thereafter until entry of a Final Decree, unless otherwise ordered by the Bankruptcy Court. The report shall also include information sufficiently comprehensive to determine: (a) whether the Confirmation Order has become final; (b) whether any property proposed by the Plan to be transferred has been transferred; (c) whether the Post-Confirmation Debtor has assumed the management of the property dealt with by the Plan; (d) whether Distributions under the Plan have commenced;
(e) whether accrued fees due to the United States Trustee under 28 U.S.C.
Section 1930(a)(6) have been paid; and (f) whether all motions, contested matters and adversary proceedings have been finally resolved.

SUCCESSORS AND ASSIGNS.

         The Plan shall be binding on the heirs, executors, administrators, successors, or assigns of any person whose rights, benefits, and obligations are affected by the Plan.

Dated: September 23, 2003

                                           AUSPEX SYSTEMS, INC.

                                           By: /s/ Peter R. Simpson
                                               ---------------------------------
                                                   Peter R. Simpson
                                                   Chief Financial Officer

COOLEY GODWARD LLP

By: /s/ Gregg S. Kleiner
    ----------------------------------
        Gregg S. Kleiner
        Attorneys for Debtor

COOLEY GODWARD LLP
J. MICHAEL KELLY (133657)
GREGG S. KLEINER (141311)
AMY HALLMAN RICE (136189)
DAVID A. LEVINE (219006)
One Maritime Plaza, 20th Floor
San Francisco, CA 94111-3580
Telephone: (415) 693-2000
Facsimile: (415) 951-3699

Attorneys for Debtor
AUSPEX SYSTEMS, INC.

                         UNITED STATES BANKRUPTCY COURT

                         NORTHERN DISTRICT OF CALIFORNIA

                                SAN JOSE DIVISION

In re                                     Case No. 03-52596 mm11

AUSPEX SYSTEMS, INC.,                     Chapter 11

                   Debtor.                FIRST AMENDED
                                          DISCLOSURE STATEMENT FOR PLAN OF
                                          LIQUIDATION

Tax Identification No. 93-0963760
                                          Hearing Date: October 2, 2003
                                          Time:         10:30 a.m.
                                          Place:        280 S. First St.,
                                                        3rd Floor
                                                        San Jose, CA 95113
                                          Judge:        Hon. Marilyn Morgan

                                          OBJECTION DEADLINE: SEPTEMBER 25, 2003

                                  INTRODUCTION

         Auspex Systems, Inc., a Delaware corporation ("Auspex" or the "Debtor"), hereby submits its FIRST AMENDED DISCLOSURE STATEMENT FOR PLAN OF LIQUIDATION (the "Disclosure Statement") in connection with the solicitation of acceptances of the FIRST AMENDED PLAN OF LIQUIDATION (the "Plan"). The Plan is being transmitted to holders of Claims against the Debtor ("Creditors") and holders of Equity Interests ("Equity Security Holders") in the Debtor, along with this Disclosure Statement. Capitalized terms used herein, if not separately defined, have the meanings given to them in the Plan.

         THE DEBTOR URGES YOU TO CAREFULLY CONSIDER THE PLAN AND DISCLOSURE STATEMENT AND CAST YOUR BALLOT TO ACCEPT THE PLAN.

         The Plan is proposed by the Debtor. As of August 29, 2003, the Debtor had Cash on hand in the approximate amount of $8,650,000. Assuming a Plan Effective Date of December 1, 2003, the Debtor estimates that filed Claims, non-duplicative Scheduled Claims and Administrative Claims and/or expenses will total approximately $7,806,500(.1) The Debtor estimates, following a very preliminary review of Claims filed against the Estate, that actual Allowed Pre-Petition Claims will be in a range between $5.9 million dollars to $7.1 million. The Plan sets forth a proposal for the satisfaction and/or cancellation of all Claims against and Interests in the Debtor. Attached hereto as EXHIBIT A is an Estimated Liabilities and Assets Summary ("Summary")(.2)

         Creditors and Equity Security Holders should thoroughly review both the Plan and the Disclosure Statement before deciding whether to accept or reject the Plan. The purpose of the

---------------------
(1) These are only estimates. Claims that ultimately become Allowed Claims may vary significantly from the estimates provided herein. The Bar Date for governmental units to file Claims, October 19, 2003, has not yet passed and it is likely that more claims will be filed prior to Confirmation. In addition, as no administrative claims bar date has been established outside of the Plan, it is possible that additional "unknown" administrative claims have not been taken into account.

(2) The Summary is only an estimate - an educated guess based on limited and unaudited information - of what the Debtor believes to be a current "snapshot" of its assets and liabilities and is for illustrative purposes only. The Debtor in no way represents that the Summary is complete or accurate and the Summary does not include recent claim objections and settlements which have not been submitted for approval to the Court.

Disclosure Statement is to provide adequate information of a kind, and in sufficient detail, as far as is reasonably practicable in light of the nature and history of the Debtor and the condition of the Debtor's books and records, that would enable a hypothetical reasonable investor typical of holders of Claims or Interests of the relevant class to make an informed judgment about the Plan.

         The Debtor's common stock is quoted on the NASDAQ Over-The-Counter Bulletin Board quotation service (OTCBB) under the symbol "ASPXQ". Accordingly, it is necessary to establish "record dates" for purposes of voting on the Plan and Distributions under the Plan.

         Record Date for Voting on the Plan. The record date for voting on the Plan is October 2, 2003 at 5:00 p.m. PT [the date of the hearing on which the Court conducted the hearing on and this Disclosure Statement] (the "Voting Record Date"). Only the Creditors and Equity Interest holders of record on the Voting Record Date are entitled to vote on the Plan.

         Record Date for Distributions (For Equity Interests Only). For purposes of receiving Distributions under the Plan, only those persons or entities holding an Equity Interest on the "Record Date" established under the Plan will be entitled to receive any Distributions provided under the Plan. The "Record Date" is defined under the Plan as the close of business on the Effective Date.

AN ACCEPTANCE OR REJECTION OF THE PLAN MUST BE VOTED BY COMPLETING THE BALLOT THAT ACCOMPANIES THE PLAN AND THE DISCLOSURE STATEMENT, AND RETURNING IT NO LATER THAN 5:00 P.M., PACIFIC TIME, ON NOVEMBER __, 2003. YOUR COMPLETED BALLOT MUST BE TIMELY DELIVERED TO THE LOCATION SPECIFIED ON THE BALLOT FOR IT TO BE COUNTED. IF YOU HAVE QUESTIONS ABOUT YOUR BALLOT OR NEED A NEW BALLOT CALL (415) 693-2AUS [415/693-2287] OR GO TO http://www.cooley.com/bankruptcy

IF YOUR BALLOT IS NOT RECEIVED AT THE ADDRESS PROVIDED ON YOUR BALLOT BY 5:00 P.M., PACIFIC TIME, ON NOVEMBER __, 2003, IT MAY NOT BE CONSIDERED. BALLOTS THAT ARE RETURNED BUT NOT PROPERLY EXECUTED WILL NOT BE CONSIDERED. BALLOTS THAT ARE EXECUTED BUT WHICH FAIL TO INDICATE EITHER ACCEPTANCE OR REJECTION OF THE PLAN WILL BE CONSIDERED AS ACCEPTING THE PLAN.

         As the holder of a Claim against or Interest in the Debtor, your acceptance of the Plan is important. In order for the Plan to be accepted by a class of Claims, the holders of two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims of such class who vote on the Plan must vote for acceptance. In order for the Plan to be accepted by a class of Interests, the holders of two-thirds (2/3) in amount of the Allowed Interests of such class who vote on the Plan must vote for acceptance. If any class of Claims or Interests does not accept the Plan, the Debtor may elect to seek confirmation (i.e., Bankruptcy Court approval) of the Plan under Section 1129(b) of the Bankruptcy Code. Confirmation under Section 1129(b) can, in appropriate circumstances, take place notwithstanding the rejection of, or objection to, the Plan by the holders of Claims and Equity Security Interests. If required, the Plan may be modified at or prior to the hearing on confirmation to permit Bankruptcy Court approval under Section 1129(b).

         After carefully reviewing the Plan and Disclosure Statement, indicate your vote on the enclosed ballot and return it in the envelope provided to the address stated in the ballot.

         In the event of any inconsistency between the terms of the Plan and the provisions of this Disclosure Statement, the terms of the Plan shall control.

         A summary of the treatment of the various classes of Claims and Interests is set forth below:

//

//

//

//

                                    TABLE -1

            CLAIMS/INTERESTS                                               TREATMENT
------------------------------------------------------------------------------------------------------------------
Administrative Claims                       Holders of Allowed Administrative Claims will be paid Cash in the
[Allowed Administrative Claims arising      amount of such Allowed Administrative Claims on the later of (i) the
during Chapter 11 case under Sections       Effective Date of the Plan or (ii) such later time and in such other
503(b) and 507(a)(1) of the Bankruptcy      amounts as may be agreed to by the holder of such Claim; provided,
Code]                                       however, any fees due under 28 U.S.C. Section 1930 shall be paid within 7 days after the Effective Date. The "Effective Date" is a
                                            Business Day, as determined by the Debtor, that is as soon as reasonably practicable after entry of the Confirmation Order, but not later than twenty (20) Business Days after Confirmation, so long as no stay of the Confirmation Order is in effect. ESTIMATED RECOVERY:
                                            100%

------------------------------------------------------------------------------------------------------------------
Tax Claims                                  Holders of Allowed Tax Claims will be paid Cash, plus Post-Petition
[Allowed Tax Claims entitled to priority    Interest, in the amount of such Allowed Claims on the later of (i) the
under Section  507 (a)(8) of the            Effective Date of the Plan, (ii) the date on which such claim becomes
Bankruptcy Code]                            an Allowed Claim or (iii) such later time and in such other amounts as may be agreed to by the holder of such Claim. ESTIMATED RECOVERY:
                                            100%

------------------------------------------------------------------------------------------------------------------
Class 1: Priority Claims                    Holders of Allowed Claims in Class 1, if any, will be paid Cash in the
[Priority claims of employees and benefit   amount of such Allowed Claims, plus Post-Petition Interest, as soon as
providers under Sections 507(a)(3) and      practicable after the later of (i) the Effective Date or (ii) the date
(4) of the Bankruptcy Code]                 on which such Claim becomes an Allowed Claim. Class 1 is unimpaired.
                                            ESTIMATED RECOVERY: 100%

------------------------------------------------------------------------------------------------------------------
Class 2: Secured Claims                     Holders of Allowed Secured Claims shall receive, at the
                                            Post-Confirmation Debtor's option, (i) the collateral securing such
                                            Claim by abandonment to the holder, unless earlier abandoned or otherwise resolved or (ii) the legal, equitable, and contractual rights to which the holder of such Claim is entitled unaltered by the
                                            Plan, or, at Debtor's option, treated in any other manner that will result in such Claim being deemed unimpaired under 11 U.S.C. Section
                                            1124. Class 2 is unimpaired. ESTIMATED RECOVERY: 100%.

------------------------------------------------------------------------------------------------------------------
Class 3: Unsecured Claims                   Holders of Allowed Claims in Class 3 will be paid Cash in the amount
[Generally, all Claims not in another       of such Allowed Claims as soon as practicable after the later of (i)
class]                                      the Effective Date of the Plan or (ii) the date on which such Claim becomes an Allowed Claim. Post-Petition Interest will be paid, if at all, on Allowed Claims in Class 3, commencing on the Petition Date and ending on the last day of the last full calendar month prior to the Distribution Date, provided, however, that it is determined by the Post-Confirmation Debtor that there is sufficient Cash in the
                                            Estate to pay Allowed Claims in Class 3 in full, and then only to the extent funds remain available to pay such Post-Petition Interest. In the event that holders of Allowed Claims in Class 3 receive more than one (1) Distribution, the initial Distribution to holders of Allowed
                                            Claims in Class 3 will be on a Pro Rata basis and will not include the payment of Post-Petition Interest. Class 3 is impaired. ESTIMATED
                                            RECOVERY: 90%-100%.
------------------------------------------------------------------------------------------------------------------

            CLAIMS/INTERESTS                                               TREATMENT
------------------------------------------------------------------------------------------------------------------
Class 4: Equity Interests                   One Business Day after the Effective Date, all Class 4 Equity
                                            Interests shall be cancelled. In exchange for such cancellation,
                                            Holders of Allowed Interests as of the Record Date shall receive, as soon as practicable after the Effective Date, one or more Pro Rata
                                            Distributions of Cash, if any, in exchange for their Equity
                                            Interests, provided that any Distribution to such holders shall be made only to the beneficial owners of the Allowed Interests as of the
                                            Record Date and only after holders of Allowed Claims in senior classes have been paid in full (including payment of Post-Petition
                                            Interest) or Cash has been reserved in an appropriate amount for those senior classes. The "Record Date" for Distributions will be the close of business on the Effective Date.

                                            ANY PERSON OR ENTITY THAT (i) HOLDS A RIGHT TO PURCHASE OR DEMAND THE
                                            ISSUANCE OF ANY EQUITY SECURITY OF THE DEBTOR, INCLUDING (a)
                                            REDEMPTION, CONVERSION, EXCHANGE, VOTING, PARTICIPATION, AND DIVIDEND
                                            RIGHTS; (b) LIQUIDATION PREFERENCES; OR (c) STOCK OPTIONS AND
                                            WARRANTS AND (ii) FAILS TO REDEEM, CONVERT, EXCHANGE OR OTHERWISE
                                            FULLY AND COMPLETELY EXERCISE THESE RIGHTS BY THE RECORD DATE OR
                                            OTHERWISE BECOME THE HOLDER OF AN EQUITY INTEREST AS OF THE RECORD
                                            DATE, SHALL NOT BE ENTITLED TO ANY DISTRIBUTION ON ACCOUNT OF SUCH
                                            INCHOATE RIGHTS.

                                            Based upon the projections set forth in the Debtor's liquidation analysis [see Section 11], and assuming no outstanding options and warrants are exercised, the outstanding shares will total
                                            approximately 45,000,000. The range of Distributions per share is projected at between $0 per share and $.04 per share. These are estimates only and the ultimate range of Distributions may be higher or lower. Class 4 is impaired.
------------------------------------------------------------------------------------------------------------------

                                   DISCLAIMER

         THIS DISCLOSURE STATEMENT CONTAINS INFORMATION THAT MAY BEAR UPON YOUR DECISION TO ACCEPT OR REJECT THE PROPOSED PLAN. PLEASE READ THIS DOCUMENT WITH CARE. FOR THE CONVENIENCE OF CREDITORS AND EQUITY SECURITY HOLDERS, THIS DISCLOSURE STATEMENT SUMMARIZES THE TERMS OF THE PLAN, BUT THE PLAN ITSELF CONTROLS OVER THIS SUMMARY. IF ANY INCONSISTENCIES EXIST BETWEEN THE PLAN AND THIS DISCLOSURE STATEMENT, THE TERMS OF THE PLAN ARE CONTROLLING. NO REPRESENTATIONS CONCERNING THE DEBTOR, ITS FINANCIAL CONDITION OR ANY ASPECT OF THE PLAN ARE AUTHORIZED BY THE DEBTOR OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT.

         THE FINANCIAL INFORMATION CONTAINED HEREIN, UNLESS OTHERWISE INDICATED,

IS UNAUDITED. IN ADDITION, BECAUSE OF THE DEBTOR'S FINANCIAL DIFFICULTIES, THE INFORMATION CONTAINED HEREIN MAY BE INCOMPLETE OR INACCURATE. FOR THE FOREGOING REASONS, THE DEBTOR AND ITS PROFESSIONALS ARE UNABLE TO WARRANT THAT THE INFORMATION CONTAINED HEREIN IS WITHOUT ANY INACCURACY.

         THE PROFESSIONALS REPRESENTING THE DEBTOR HAVE RELIED UPON INFORMATION PROVIDED BY THE DEBTOR IN CONNECTION WITH THE PREPARATION OF THIS DISCLOSURE STATEMENT AND HAVE NOT INDEPENDENTLY VERIFIED THE FACTUAL INFORMATION CONTAINED HEREIN. THE CONTENTS OF THIS DISCLOSURE STATEMENT SHOULD NOT BE CONSTRUED AS LEGAL, BUSINESS OR TAX ADVICE. YOU SHOULD CONSULT WITH YOUR OWN LEGAL COUNSEL AND ACCOUNTANT AS TO LEGAL, TAX AND RELATED MATTERS CONCERNING YOUR CLAIM OR INTEREST.

         THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED THIS DISCLOSURE STATEMENT, OR DETERMINED IF IT IS TRUTHFUL OR COMPLETE.

//

//

//

                          EVENTS LEADING UP TO THE PLAN

         Below is a brief description of the Debtor and a recitation of the significant events and factual circumstances surrounding the commencement of the Debtor's Chapter 11 case. Copies of all filings with the Court are on file with the Bankruptcy Court. In addition, the Debtor has filed periodic reports with the Securities and Exchange Commission that are available online at

www.sec/gov/cgi-bin/browse-edgar?company=auspex&CIK=&filenum=&State=&SIC=&owner
=inlcude&action=getcompany

         General Background. On April 22, 2003 (the "Petition Date"), Auspex filed its voluntary petition under Chapter 11, and is presently managing its affairs as a debtor in possession pursuant to the provisions of Sections 1107 and 1108 of the Bankruptcy Code. Auspex is a Delaware corporation, with an office in Santa Clara, California. As discussed below, as of July 3, 2003, Auspex disposed of most of its non-cash assets and is no longer operating a business.

         Stock Description. Auspex has only one class of common stock. Auspex's common stock was publicly traded on the Nasdaq National Market ("NASDAQ") under the symbol "ASPX" until it was delisted from NASDAQ on or about April 23, 2003. Auspex's stock continues to be quoted on the NASDAQ Over-The-Counter Bulletin Board quotation service (OTCBB) under the symbol "ASPXQ".

         Business Description. Before ceasing its operations, Auspex developed, manufactured, distributed and supported a line of multi-protocol high performance network file servers and high availability enterprise data management software solutions for storing, serving and managing multiple terabytes of network data for the technical network market. More specifically, Auspex developed, manufactured, distributed and supported a line of multi-protocol (NFS(1), CIFS(2) and FTP(3)) Network Attached Storage ("NAS") devices also referred to as network file servers, network filers, NAS Gateways and NAS Heads (Network Attached Storage Gateways which utilize any storage connected to the SAN fabric). Its products were predominantly based on internally developed software, easily portable to standard industry processor boards, which could be deployed in a variety of packaging.

         Corporate Structure. Auspex was formed in 1987 and reincorporated into Delaware in 1991. Auspex is a publicly held corporation. Auspex has eleven wholly-owned subsidiaries and foreign sales offices, including Auspex Systems, Inc. (Canada), Auspex Systems, Ltd. (United Kingdom) ("Auspex-UK"), Auspex Systems, S.A.

             (France), Auspex Systems GmbH (Germany), Auspex Kabushiki Kaisha
             (KK) (Japan), Auspex A/P PTE Ltd (Singapore), Auspex Systems Beijing (China), Auspex Systems, Korea (Korea), Auspex International, Inc. (an inactive holding company, incorporated in California), Auspex Foreign Sales Corp. (West Indies) and Alphatronix, Inc. a North Carolina corporation, inactive since June 30, 1999). None of the foregoing affiliates has commenced bankruptcy or other insolvency proceedings in the United States or elsewhere, except that Auspex-UK is in an insolvency proceeding pending in the United Kingdom, which proceeding has been ongoing during the pendency of Auspex's bankruptcy proceeding. The non-United States affiliates are in the process of a voluntary shutdown of operations in accordance with the applicable laws of the relevant jurisdictions, and that process has been ongoing during the pendency of Auspex's bankruptcy proceeding. The Debtor believes that it is very unlikely that it will receive any material value from the foregoing subsidiaries and foreign sales office. (Serious inquiries were made to purchase the Debtor`s stock holdings in Auspex Systems GmbH (Germany), but a formal offer was not made and negotiations broke off in late August 2003). The United States-based subsidiaries, Auspex International, Inc. and Alphatronix, Inc., are both inactive. The Plan calls for Post-Confirmation Debtor to dissolve Auspex International, Inc. and Alphatronix, Inc.

         Employees. Auspex dramatically reduced its workforce from approximately
             233 employees as of June 30, 2002 to approximately 27 employees as of the Petition Date. As of August 29, 2003, Auspex has approximately 5 remaining employees. It is anticipated that beginning October 1, 2003, Auspex is likely to have 3-4 part-time consultants, each working on an hourly basis and being compensated in a range between $67 per hour to $150 per hour. None of Auspex's employees is subject to a collective bargaining agreement.

         Properties. Auspex's corporate headquarters is located in Santa Clara, California. As of the Petition Date, Auspex occupied leased space in Santa Clara, California and approximately ten (10) other locations in the United States and Canada. Pursuant to orders of the Bankruptcy Court, Auspex has rejected all of its real property leases and has entered into a postpetition month-to-month sublease for smaller office space in Santa Clara, California.

         Events Leading to Bankruptcy Filing. Purchases of Auspex's products were highly dependent on the capital spending needs of Auspex's customers, historically minimal during an economic downturn. In addition, the market for Auspex's products was highly competitive. The current economic downturn was exacerbated by the attacks of September 11, 2001 and the threat of and ultimate war with Iraq. As a result of these and other factors, Auspex saw declining revenues and increasing losses, requiring Auspex to seek a sale of its assets. As indicated in Auspex's 10-Q filing dated February 11, 2003, Auspex incurred significant losses, including a net loss of $50.0 million and $14.7 million for the twelve-month period ended June 20, 2002, and the six month period ended December 31, 2002, respectively. As of December 31, 2002, the Debtor had an accumulated deficit of $203.4 million. Total revenues for the second quarter of the fiscal 2003 were $5.3 million, a decrease of 40% compared to total revenues of $8.8 million in the second quarter of fiscal 2002. During the several months prior to the Petition Date, Auspex substantially reduced its operating expenses and cash requirements while simultaneously seeking to actively market Auspex and its assets to potential buyers. Prior to the Petition Date, Auspex maintained only those aspects of its business needed to preserve potential going concern value. Although Auspex drastically reduced its "burn rate," it estimated that it did not have enough operating capital to continue operations other than during the sale process. Absent a material influx of unencumbered post-petition operating capital, which appeared unlikely, Auspex would have needed to completely cease operations, which would likely have further reduced the overall value of the assets. As a consequence, Auspex determined that time was of the essence with respect to realizing the maximum value of the assets as well as minimizing the costs to the estate. Accordingly, Auspex determined in its business judgment that the liquidation of its assets through a sale as soon as practicable was in the best interests of Auspex and its creditors.

         Marketing Efforts. For several months prior to the Petition Date, Auspex actively marketed the assets to potential buyers. Despite extensive marketing efforts, Auspex was unable to attract any buyers who would agree to either consummate a sale outside of bankruptcy or serve as a "stalking horse" for a bankruptcy sale subject to overbids. However, the Debtor's marketing efforts attracted interest from several potential buyers interested in purchasing the assets by participating in a general auction of the assets at a sale hearing in these bankruptcy proceedings. Accordingly, shortly after its bankruptcy filing, the Debtor brought motions for approval of certain sale and bid procedures and for an order approving sale of its patent assets and service business assets to a qualified bidder determined to have made the highest and/or best qualified bid for the assets. On or about May 1, 2003, the Bankruptcy Court entered a procedural order scheduling a sale hearing, prescribing the form and manner of notice thereof, and approving certain sale procedures, including the terms and conditions of sale and bidding for the assets. The sale hearing and auction were conducted on June 13, 2003.

         Sales of Patents, Service Business and Liquidation of Other Assets.
             Following the auction and sale hearing on June 13, 2003, the Bankruptcy Court entered its orders approving the Debtor's sale of two key assets - its patent assets and service business. The proceeds realized from those sales is the principal source of funds for Distributions to Creditors and Equity Security Holders under the Plan.

            Sale of Patent Assets. On June 20, 2003, pursuant to an order of the
                  Bankruptcy Court dated June 19, 2003, Auspex completed the sale of its issued and pending U.S. and foreign patents and patent applications to Network Appliance, Inc. for a cash purchase price of $8,975,000.

            Sale of Service Business. On June 20, 2003, pursuant to an order of the Bankruptcy Court dated June 19, 2003, Auspex completed the sale of its service business assets to GlassHouse Technologies Inc. for a cash purchase price of $280,000, and GlassHouse Technologies Inc.'s assumption of certain liabilities regarding certain customer service agreements assumed and assigned to GlassHouse as part of the sale ("Assigned Liabilities") The Assigned Liabilities were scheduled by the Debtor in the approximate amount of $1,215,000. On September 10, 2003, the Debtor filed an objection to the allowance of claims filed or scheduled on account of the Assigned Liabilities. The Debtor anticipates that, after the notice period elapses, October 1, 2003, the Court will grant the Debtor's objection to the Assigned Liabilities.

            Sale of Personal Property/DoveBid. Pursuant to a May 23, 2003 order of the Bankruptcy Court authorizing DoveBid, Inc. to conduct an auction of certain miscellaneous non-operational personal property assets of the Debtor, DoveBid conducted an auction on June 26, 2003, which generated net proceeds to the Estate in the amount of $152,486.20, as set forth in an Auctioneer's Report filed with the Bankruptcy Court on or about August 11, 2003. These sale proceeds have been delivered to the Debtor.

            Assumption/Rejection of Unexpired Leases and Executory Contracts.
                  During the Chapter 11 case, the Debtor assumed and assigned numerous executory contracts relating to the operation of its business to GlassHouse Technologies pursuant to approval of the Bankruptcy Court. Also with the Bankruptcy Court's approval, the Debtor has rejected substantially all remaining executory contracts and unexpired leases, with the exception of certain executory contracts, some of which will be rejected pursuant to the Plan, while others will be assumed. The Debtor has rejected all of its real property leases, and is a party to a month-to-month sublease of real property in Santa Clara, California, where the Debtor maintains its office. The Debtor does not own any real property. The Debtor anticipates that it may seek to assume and or assume and assign certain executory contracts related to the Modules (defined below). Those agreements include, but are not limited to AT&T and Micro Computer Systems Inc., and will be subject to a separate notice and motion.

            Accounts Receivable. After the sales of the patent assets and service business, the Debtor had approximately $332,200 in accounts receivable on its books. The Debtor has projected that up to approximately $250,000 may be collected. The largest single obligation is owed by Net Brains, Inc. in the approximate amount of $304,000. Subject to Court approval, the Debtor and Net Brains have reached an agreement by which (i) Net Brains will pay to the estate, in cash, the sum of $234,545.98, and (ii) Net Brains will withdraw scheduled and filed claims for pre and post-petition breach of contract claims in the approximate amount of $277,475. The Post-Confirmation Debtor will continue to seek to collect accounts receivable to the extent it determines, in its discretion, that such efforts are reasonable and appropriate.

            French Litigation. Debtor is the plaintiff in certain litigation pending in France, in which the Debtor seeks damages against certain affiliates of Price Waterhouse Coopers, specifically two entities known as "CUSTAX" and "TRS" (collectively, the "Defendants"), relating to their alleged failure to timely seek and obtain a substantial "value added tax" refund (the "VAT Refund") in the amount of at least approximately Five Hundred Thousand Euros ((euro) 500,000) on behalf of the Debtor. The Debtor should be entitled to the VAT Refund as a result of its cessation of business operations in France. Only after the prepetition initiation of the French Litigation, the Defendants apparently belatedly initiated the process required to obtain Debtor's VAT Refund. However, this process generally takes several months to complete, and it is not certain whether or exactly when the VAT Refund may be issued by the French government. In the meantime, the French Litigation continues, and the French court has issued an agenda which requires certain services to be performed on behalf of the Debtor in the near future. The Debtor believes that it is critical to maintain the French Litigation because it was only the initiation of the litigation that prompted the Defendants to begin the process of obtaining the VAT Refund, and only its continuation, at least pending the Debtor's receipt of the VAT Refund, will ensure the maximum possible recovery for the Estate. Also, even if the Debtor may eventually receive the VAT Refund without proceeding with the French Litigation, the Debtor may be entitled to additional damages and/or reimbursement of attorneys' fees and costs from the Defendants through the French litigation, which would benefit the Estate.

            Proposal to Purchase Corporate Shell. On September 5, 2003, counsel to the Debtor received a letter (the "First Letter") from an unaffiliated third party proposing that the Debtor consider entering into a transaction that would involve the conversion of the Plan of Liquidation into a plan of reorganization. Pursuant to this proposal, as set forth in the First Letter, the third party would exchange the shares of a subsidiary that purportedly holds certain oil and gas rights for a new issue of convertible preferred shares in the Debtor, providing the third party with voting control of the Debtor. Each of the common stockholders of the Debtor would have the right to elect to continue as a common stockholder or to receive a cash payment of $0.02 per share. The First Letter did not purport to be a binding offer to enter into any transaction with the Debtor, but was only a proposal to discuss a possible transaction as set forth in the letter.

         On September 11, 2003, before the First Letter had been submitted to the board of directors of the Debtor for its consideration, the same third party submitted a new letter (the "Second Letter") that superseded the First Letter, and asked that the Second Letter be formally considered by the Debtor's management and board of directors. The Second Letter proposed a transaction in which the third party would exchange the shares of a subsidiary that purportedly holds certain distribution rights with respect to propane gas for a new issue of convertible preferred shares in the Debtor, providing the third party with voting control of the Debtor. Each of the common stockholders of the Debtor would have the right to elect to continue as a common stockholder or to receive a cash payment equal to the amount per share that would ultimately have been distributable pursuant to the Plan of Liquidation. Like the First Letter, the Second Letter did not purport to be a binding offer to enter into any transaction with the Debtor, but was only a proposal to discuss a possible transaction as set forth in the letter.

         On September 16, 2003, counsel to the Debtor and several members of management of the Debtor discussed the Second Letter, as well as certain information concerning the third party and its existing businesses obtained by counsel to the Debtor. On September 19, 2003, the board of directors of the Debtor, at a duly called and noticed meeting, discussed the Second Letter, as well as this additional information. The board, by the unanimous vote of the directors present at the meeting, following due discussion and deliberation, determined that it would not be in the best interests of the Debtor or its stockholders to respond favorably to the Second Letter or to conduct any discussions or negotiations concerning such a possible transaction.

         The principal bases for this determination were (1) the board's view that the terms set forth in the Second Letter were not superior from a financial point of view to the likely outcome for common stockholders of the Debtor under the Plan of Liquidation, (2) the board's view that the third party that delivered the Second Letter lacked the financial resources to complete the proposed transaction and successfully manage the Debtor, (3) the board's lack of confidence in the viability of the business proposals submitted by the third party and (4) the board's view that the cost of negotiating, entering into and consummating a possible alternative transaction would outweigh any potential benefits resulting therefrom.

         On September 22, 2003, at the request of the board of directors, counsel to the Debtor informed the third party in writing that the Debtor was not interested in negotiating or otherwise pursuing any alternative to the Plan of Liquidation with such third party.

            Debtor's Management. In February 2000 Auspex engaged the services of
                  Regent Pacific Management Corporation ("Regent Pacific"), an experienced crisis management firm, to advise the Board of Directors on its options for the Debtor. Shortly after the Debtor's bankruptcy filing, the Debtor assumed its engagement agreement with Regent Pacific on the terms set forth in the Bankruptcy Court order authorizing such assumption.

            Regent Pacific Management Corporation. Gary J. Sbona has served as
                  Chairman and Chief Executive Officer of the Debtor since February 2000. The Regent Pacific team also includes Peter R. Simpson, who serves as the Debtor's Chief Financial Officer and is its Responsible Individual, and James A. Garvey, who acts as Vice President of Engineering and Director of Information Technology. Regent Pacific personnel have continued to manage the affairs of the Debtor and intend to do so until September 30, 2003, at a cost of approximately $10,000 per week. An extension of the Debtor's agreement with Regent Pacific may be sought through the Effective Date, subject to the agreement of the Office of the United States Trustee and the Creditor's Committee

            Current Management. The current officers of the Debtor are Gary J.
                  Sbona, President and Chief Executive Officer, and Peter R. Simpson, Chief Financial Officer. The current members of the Board of Directors are: Gary J. Sbona, Chairman; Richard E. Chapman; John E. McNulty; and Karl C. Powell.

            Debtor's Professionals.

            Bankruptcy Counsel. Prior to commencement of this case, the Debtor retained Cooley Godward LLP as its reorganization counsel. Cooley Godward has primary responsibility for administration of this case. From the Petition Date through July 31, 2003, Cooley Godward has incurred fees and expenses in the total approximate amount of $333,293.28, of which $311,899.50 represents fees and $21,393.78 represents expenses. As of July 31, 2003, Cooley Godward continues to hold a retainer in the amount of $206,145.53. It is estimated that Cooley Godward will incur additional fees (not including expenses) from August 1, 2003 through Confirmation in the approximate amount of $150,000 - $200,000, assuming that the Confirmation process and the pre-confirmation Claim objection process is relatively uncontentious.

            Other Professionals. In addition, the Debtor has needed occasional specialized professional services. These have included the following:

            Fish& Richardson. Pursuant to an Order dated June 13 , 2003, the
                  Debtor employed Fish & Richardson, P.C. as special patent counsel. Fish & Richardson has incurred fees through July 31, 2003 in the amount of $19,821.53. It is estimated that Fish & Richardson will incur additional fees (not including expenses) from August 1, 2003 through Confirmation in the approximate amount of $5,000.

            French Counsel. Pursuant to an Order dated August 15, 2003, the
                  Debtor employed as special counsel two French law firms to assist it with respect to the French Litigation described above: De Gaulle Fleurance & Associes and MMB Avocats. The retention is nunc pro tunc as of the Petition Date for De Gaulle Fleurance and as of June 23, 2003 for MMB Avocats. De Gaulle Fleurance and MMB Avocats have incurred fees and expenses through mid July 2003 in the approximate amount of
                  (euro)24,000. De Gaulle Fleurance and MMB Avocats estimate that they will incur total post-petition fees and expenses in the approximate amount of (euro)50,000-60,000.(3)

            Price Waterhouse Coopers- United States and Canada. The Debtor is in
                  the process of engaging Price Waterhouse Coopers ("PWC"), its pre-petition accountants, to assist with filing federal and multiple state income tax returns. In addition, the Debtor may be required to file returns in Canada with regard to its operation in Canada. Prior to confirmation, it is anticipated that PWC will incur total fees and costs of approximately $75,000.

            Creditors' Committee. The Creditors' Committee was appointed in the
                  Bankruptcy Case on or about May 14, 2003 to represent the interests of the Debtor's unsecured creditors. The Creditors' Committee and its counsel have been provided notice of all hearings filed subsequent to appointment of the Creditors' Committee. The Creditors' Committee presently consists of the following members: (a) Dolphin Interconnect Solutions of Oslo, Norway and San Francisco, California; (b) Wal-Mart Stores, Inc. of Bentonville, Arkansas; (c) Bell Microproducts, Inc. of San Jose, California; and (d) Mission West Properties, L.P. of Cupertino, California.

         The Creditors' Committee retained Brinkman & Associates as its counsel. From commencement of its engagement through July 31, 2003, Brinkman & Associates has incurred fees and costs totaling approximately $130,000. Brinkman & Associates estimates that it will incur additional fees (not including expenses) in the approximate amount of $30,000 - $50,000 from August 1, 2003 through Confirmation.

            CLAIMS AND EQUITY INTERESTS AND TREATMENT UNDER THE PLAN

            Summary of Claims and Interests; Treatment. The Claims against and
                  Interests in the Debtor, and their treatment under the Plan are summarized below.

-----------------------
(3) As of September 10, 2003, one Euro was equivalent to 1.12114 dollars.

            Administrative Claims - Description. Administrative Claims,
                  generally, are claims that arise during the pendency of the Chapter 11 case and are entitled to first priority in payment, pursuant to Section 507(a)(1) of the Bankruptcy Code. These include claims for (a) costs or expenses of administration of a kind specified in Section 503(b) of the Bankruptcy Code, including, without limitation, any actual and necessary costs and expenses of preserving the Estate incurred on or after the Petition Date and through and including Confirmation, (b) any cure amounts that must be paid in connection with the assumption of executory contracts or unexpired leases of the Debtor under Section 365 of the Bankruptcy Code, (c) fees due to the United States Trustee pursuant to 28 U.S.C. Section 1930(a)(6), and (d) allowed compensation and costs for professional services under Sections 330 and 331 of the Bankruptcy Code or otherwise.

            Administrative Claims - Estimate. Except for a small amount of current expenses incurred in the ordinary course of the Debtor's operations and unpaid on the Effective Date, the Debtor anticipates that the only Administrative Claims that will remain unpaid will be the fees of the Debtor's Professionals and the professionals employed by the Creditors' Committee. The Plan provides for the payment of Professionals' fees and expenses. Payment is subject to Bankruptcy Court allowance after notice and a hearing. Details with regard to Professional fees are set forth above in Section 3.14 and summarized as follows:

                                        AMOUNT        RETAINER             TREATMENT UNDER PLAN
        NAME               ROLE      ESTIMATED(4)      CREDIT
------------------------------------------------------------------------------------------------------
Cooley Godward LLP      Bankruptcy   $    485,000   $ 206,145.53   To be paid after court  approval of
                         Counsel                                   Final Fee Application
------------------------------------------------------------------------------------------------------
Fish & Richardson        Special     $     25,000   $          0   To be paid after court  approval of
                       Counsel - IP                                Final Fee Application
                         matters
------------------------------------------------------------------------------------------------------
De Gaulle Fleurance &    Special          E60,000   $          0   To be paid after court  approval of
Associes and MMB       Counsel/VAT        (approx.                 Final Fee Application
Avocats                 Litigation   $     70,000)
------------------------------------------------------------------------------------------------------
Price Waterhouse       Accountants   $     75,000   $          0   To be paid after court  approval of
Coopers                                                            Final Fee Application
------------------------------------------------------------------------------------------------------
Brinkman &              Committee    $    160,000   $          0   To be paid after court  approval of
Associates               Counsel                                   Final Fee Application
------------------------------------------------------------------------------------------------------

            Administrative Claims - Treatment. Except to the extent that the holder of a particular Administrative Claim has agreed to a different treatment of such Claim, each holder of an Allowed Administrative Claim shall be paid in cash, in full, pursuant to Article V.1 of the Plan upon the later of (a) the Effective Date or (b) at such later time and in such other amounts as the holder of such Claim may agree.

            Administrative Claims - Deadline for Requests for Payment. Any
                  request for allowance of an Administrative Claim pursuant to
                  Section 503(a) of the Bankruptcy Code, other than by the Debtor's Professionals, must be filed and served on or before the date which is thirty (30) days following Confirmation (the "Administrative Claims Bar Date"). If the holder of an asserted Administrative Claim does not file and serve a request for payment of such Claim (according to the procedures set forth in Article V.1(b) of the Plan) on or before the Administrative Claims Bar Date, the holder will be forever barred from asserting such Claim or receiving any payment on account of such Claim. Professionals and

-------------------------
(4) The amounts in this chart are estimates only, do not contemplate the initiation or defense of significant litigation prior to the Effective Date, and assume a relatively smooth confirmation process. Actual fees may vary significantly from the estimates provided herein.

                  other persons asserting Administrative Claims pursuant to sections 503(b)(2) through (6) for services rendered and/or costs or expenses incurred prior to Confirmation must file a formal application seeking allowance thereof with the Bankruptcy Court on or before 60 days after the Effective Date, and such application shall include any amounts previously allowed on an interim basis and be made in accordance with the procedures set forth in Article V.1(c) of the Plan. Any Professional failing to timely file an application pursuant to Article V.1(c) shall be forever barred from making such application and shall not participate in any Distributions on account of such Administrative Claim.

            Tax Claims - Description.(5) Certain Claims by governmental units, primarily tax claims, are entitled to priority over pre-petition claims of general unsecured creditors pursuant to
                  Section 507(a)(8) of the Bankruptcy Code. Amended Schedule E filed by the Debtor on June 16, 2003 reported Tax Claims totaling approximately $44,000.00. While the Debtor's review of filed Claims is ongoing, it appears that various taxing authorities have filed Proofs of Claim totaling approximately $60,200.00. Of these Claims, solely for purposes of estimating Distributions in this Disclosure Statement, but subject to possible claim objections, the Debtor estimates that the allowable Tax Claims will total approximately $81,250.00.

            Tax Claims - Treatment. Except to the extent that the holder of a particular Tax Claim has agreed to a different treatment of such Claim, each holder of an Allowed Tax Claim shall receive, pursuant to Article V.2 of the Plan, Cash, plus Post-Petition Interest, in the amount of such Allowed Tax Claims (a) as soon as practicable after the later of (i) the Effective Date and
                  (ii) the date on which such Claim becomes an Allowed Tax Claim or (b) at such later date and in such other amounts as the holders of such Claims agree. The holder of an Allowed Tax

-------------------------
(5) The Bar Date for government units to file Claims has not yet passed and it is likely that more claims will be filed prior to Confirmation.

                  Claim, if any, that is entitled to priority under section 507(a)(8), will only be entitled to receive interest at the Post-Petition Interest rate on account of its claim from the Petition Date until said Allowed Claim receives its Distribution. Any claim or demand for any penalty or payment of interest, other than Post-Petition Interest, may be the subject of an objection, which objection may be resolved by the Post-Confirmation Debtor or, if necessary, by the Bankruptcy Court

            Priority Claims - Description (Class 1). Claims by employees and providers of employee benefits incurred in the few months prior to commencement of the Chapter 11 case are entitled to priority under Sections 507(a)(3) and (4) of the Bankruptcy Code. The Debtor did not include any such Claims in its Schedules, as prior to the Petition Date, the Debtor paid its employees their prepetition wages and up to $4,650 per employee to the extent of the Debtor's obligations to such employees pursuant to Section 507(a)(3) of the Bankruptcy Code, in exchange for such employees' written waiver of their
                  Section 507(a)(3) and Section 507(a)(4) Claims. While the Debtor's review of filed Claims is ongoing, it appears that the Claims filed on account of persons asserting a priority in accordance with 11 U.S.C. Sections 507(a)(3) and (4) total approximately $74,800.00. The Debtor reserves the right to object to any of the filed Claims asserting priority under Sections 507(a)(3) or (4) on any basis that it deems appropriate.

            Priority Claims - Treatment. Holders of Allowed Claims in Class 1,
                  if any, shall receive Cash in the amount of such Allowed Claims, plus Post-Petition Interest, as soon as practicable after the later of (i) the Effective Date or (ii) the date on which such Claim becomes an Allowed Claim. Class 1 is not impaired under the Plan.

            Secured Claims - Description (Class 2). The Debtor does not believe that there are or will be any remaining Creditors with a valid Lien against any assets of the Debtor or the Estate as of Confirmation. A few of the secured Claims in this case represent security deposits held by landlords, most of which have been resolved, and the remaining secured claims are asserted by state taxing authorities. The Debtor anticipates (and this Disclosure Statement assumes) that these deposits will be offset against any Allowed Class 2 Claim held by such landlords, thereby fully satisfying their Allowed Class 2 Claims. The only creditor listed on Schedule D was Transamerica Equipment. Pursuant to a stipulation between the Debtor and Transamerica approved by the Bankruptcy Court, all of the equipment held by the Debtor as of the Petition Date and alleged to be covered by a Lien in favor of Transamerica has been returned to Transamerica. (Transamerica has reduce its non-priority, unsecured claim resulting from the Debtor's rejection from $177,404.09 to $86,102.22). Accordingly, the Debtor no longer has any equipment that could be the subject of a Lien. The Debtor has also rejected all true leases that were unexpired. While the Debtor's review of filed Claims is ongoing, it appears that approximately six (6) taxing authorities have filed Claims alleged to be secured, in the approximate total amount of $109,800.00. The largest of these claims was filed by the County of Santa Clara California, in the amount of $98,335.92, on account of unpaid personal property taxes. As the Debtor sold the bulk of its personal property located in Santa Clara for approximately $150,000 in a Court approved auction, the Debtor believes that this claim is at best overstated. The Debtor reserves its right to object to this and any other filed Claims on any basis that it deems appropriate. Because the "value" of the taxing authority claims are unknown at this time, the Debtor will, as necessary, reserve sufficient funds to pay these claims, in full, plus interest, if it is unable to resolve these claims prior to the Effective Date.

            Secured Claims - Treatment. Class 2 is unimpaired under the Plan. To the extent there are any Allowed Secured Claims, each holder shall receive, at the Post-Confirmation Debtor's option: (a) on the Effective Date, or on such later date agreed to by the holder of such Claim, the collateral securing such claim by abandonment to the holder thereof, unless earlier abandoned or otherwise resolved; or (b) the legal, equitable, and contractual rights to which the holder of such Claim is entitled unaltered by the Plan, or at the Post-Confirmation Debtor's option, such Claim shall be treated in any other manner that will result in such Claim being deemed unimpaired under 11 U.S.C. Section 1124.

            General Unsecured Claims - Description (Class 3 under the Plan).
                  Class 3 includes all Claims against the Debtor that are not included or provided for in any other class, irrespective of when incurred. For example, this class includes all unsecured claims of vendors and trade creditors for goods delivered or services provided to the Debtor and all Rejection Claims. Class 3 excludes unclassified, administrative, priority tax and priority employee claims.

         The Debtor's Amended Schedule F (Creditors holding unsecured nonpriority claims) filed with the Bankruptcy Court on June 16, 2003, lists unsecured nonpriority Claims in the total amount of $3,804,942.91 (excluding Claims arising from rejection of executory contracts).(6) Claims for which proofs of claim were filed totaled approximately $6,674,490.18. While quantitatively many of the filed Claims were already reflected in the Debtor's Schedules, material Claims were filed as the result of contract rejection following the Court-approved rejection of the contracts.

         The Debtor is in the process of reviewing these Claims, and reserves the right to assert any objections to such Claims. Nevertheless, solely for purposes of estimating Distributions in this Disclosure Statement, the Debtor estimates that Allowed Class 3 Claims will total approximately $6,000,000 and $7,200,000. This estimate may include Claims asserted as Class 1 Claims which may ultimately become Allowed Class 3 Claims.

            General Unsecured Claims - Treatment. The holders of Allowed Class 3
                  Claims shall receive Cash in the amount of such Allowed Claims as soon as practicable after the later of (a) the Effective Date or (b) the date on which such Claim becomes an

-----------------------
(6) It is anticipated that the Debtor will file an second amendment to Schedule F to add employee sabbatical claims that came to light in multiple filed claims. The sabbatical claims aggregate approximately $58,025.00

                  Allowed Claim. Post-Petition Interest will be paid on Allowed Class 3 Claims, commencing on the Petition Date and ending on the last day of the last full calendar month prior to the Distribution Date, provided, however, that it is determined by the Post-Confirmation Debtor that there is sufficient Cash in the Estate to pay Allowed Class 3 Claims in full, and, only to the extent funds remain available to pay such Post-Petition Interest.

            Equity Interests. The holders of Equity Interests of the Debtor can be summarized as follows:

            (Class 4 Equity Interests): Class 4 includes all Allowed Interests of the holders of the Debtor's Equity Interests. As of March 31, 2003, there were approximately 45,000,000 shares of common stock of the Debtor issued and outstanding.

            Record Dates for Voting and Distributions (For Equity Interests
                  Only). The Debtor's common stock is currently trading on the over-the-counter market. In order to fix which holder of particular shares is entitled to vote on the Plan and receive Distributions, "record dates" must be established such that, when fixed, only the holders of shares (Allowed Interests) on these record dates will be entitled to vote on the Plan or receive Distributions. The record date for purposes of voting on the Plan will be the date of the hearing on which the Court conducted the hearing on this Disclosure Statement, OCTOBER 2, 2003 (defined herein as the "Voting Record Date.") The "Record Date" (as defined in the Plan) for purposes of Distributions means the close of business on the Effective Date.

         FOR PURPOSES OF DISTRIBUTION UNDER THE PLAN, THE ALLOWED INTERESTS OF THE HOLDERS OF THE DEBTOR'S COMMON STOCK SHALL INCLUDE, AND BE LIMITED TO, THE HOLDERS OF RECORD ON THE RECORD DATE, ANY TRANSFERS THEREAFTER NOTWITHSTANDING. ON THE RECORD DATE, THE STOCK TRANSFER LEDGERS OF THE DEBTOR SHALL BE CLOSED, AND THERE SHALL BE NO FURTHER CHANGES MADE OR PROCESSED IN THE HOLDERS OF RECORD OF THE DEBTOR'S COMMON STOCK. THE DEBTOR'S STOCK TRANSFER AGENT OR AGENTS SHALL NOT ACCEPT OR PROCESS ANY REQUESTS OR INSTRUCTIONS FOR TRANSFERS OF THE DEBTOR'S COMMON STOCK AFTER THE RECORD DATE. THE POST-CONFIRMATION DEBTOR AND/OR THE DISBURSING AGENT SHALL NOT RECOGNIZE ANY TRANSFER OF THE DEBTOR'S EQUITY INTERESTS AFTER THE RECORD DATE, BUT SHALL INSTEAD BE ENTITLED TO RECOGNIZE AND DEAL FOR ALL PURPOSES WITH ONLY THOSE HOLDERS OF RECORD STATED ON THE APPLICABLE TRANSFER LEDGERS AS OF THE RECORD DATE.

         ANY PERSON OR ENTITY THAT (i) HOLDS A RIGHT TO PURCHASE OR DEMAND THE ISSUANCE OF ANY EQUITY SECURITY

         OF THE DEBTOR, INCLUDING (a) REDEMPTION, CONVERSION, EXCHANGE, VOTING, PARTICIPATION, AND DIVIDEND RIGHTS; (b) LIQUIDATION PREFERENCES; OR (c) STOCK OPTIONS AND WARRANTS AND (ii) FAILS TO REDEEM, CONVERT, EXCHANGE OR OTHERWISE FULLY AND COMPLETELY EXERCISE THESE RIGHTS BY THE RECORD DATE OR OTHERWISE BECOME THE HOLDER OF AN EQUITY INTEREST AS OF THE RECORD DATE, SHALL NOT BE ENTITLED TO ANY DISTRIBUTION ON ACCOUNT OF SUCH INCHOATE RIGHTS.

         DISTRIBUTIONS WILL ALSO BE SENT ONLY TO THE RECORD HOLDERS OF EQUITY INTERESTS AS OF THE RECORD DATE. DISTRIBUTIONS TO A BENEFICIAL OWNER WHOSE SHARES ARE HELD IN "NOMINEE" OR "STREET" NAME SHALL BE MADE TO THE APPLICABLE BROKER OR ACCOUNT REPRESENTATIVE. THE BENEFICIAL OWNER IS RESPONSIBLE FOR ASSURING THAT ITS NOMINEE TRANSMITS TO THEM ANY BALLOTS OR DISTRIBUTIONS RECEIVED FROM THE DEBTOR AND/OR THE POST-CONFIRMATION DEBTOR.

            Treatment. One Business Day after the Effective Date, all Class 4
                  Equity Interests shall be cancelled. In exchange for such cancellation, all holders of Allowed Equity Interests as of the Record Date shall receive, as soon as practicable after the Effective Date, one or more Pro Rata Distributions of Cash, if any, which shall be distributed to the beneficial owners of the Allowed Interests as of the Record Date and only after holders with Claims in senior Classes have been paid in full, plus Post-Petition Interest, or Cash has been reserved in an appropriate amount.

            Abatement of Securities Reporting, Filing and Duties. Immediately
                  upon cancellation of the Equity Interests, the Debtor, the Post-Petition Debtor and the Disbursing Agent, their respective agents, attorneys and accountant, shall be absolved, prospectively and retrospectively, of all reporting and filing requirements and duties otherwise applicable to a corporation whose securities are publicly traded, including, but not limited to, the Securities and Exchange Act of 1934 and all other similar state and federal statutes, regulations, rules, requirements and/or promulgations.

            Estimated Distributions on Allowed Claims and Interests. Based on
                  the amount of Cash on hand and projected costs of administration, the Debtor has prepared Table 1 on pages 4-5 of this Disclosure Statement, setting forth the anticipated cash, if any, that will be available for Distribution to Equity Security Holders.

                           IMPLEMENTATION OF THE PLAN

            Financial Information. Attached hereto collectively as EXHIBIT "B"
                  are (i) Auspex's unaudited consolidated balance sheet as of March 31, 2003, as included in its Form 8-K filed with Securities and Exchange Commission on August 14, 2003 and (ii) the Debtor's most recent monthly operating report (August
                  2003), without exhibits, as of the date of this Disclosure Statement. The Debtor will continue to file monthly operating reports with the Bankruptcy Court through the Effective Date of the Plan, and thereafter, the Post-Confirmation Debtor will file quarterly reports with the Bankruptcy Court pursuant to the Plan. These reports may be examined at the Clerk's Office of the Bankruptcy Court.

            Assets. The Debtor's principal asset is Cash, and such Cash will be the primary source of funds for implementation of the Plan. As of August 29, 2003, the Debtor had Cash on hand of approximately $8,650,000.00. Its other remaining assets include: (a) certain intellectual property not previously included in the Debtor's asset sales, including approximately 10 software modules and a PCI-to-Infiniband Host Channel Adapter Hardware Module ("Modules"), (b) some miscellaneous accounts receivable in the approximate aggregate face amount of $332,000, (c) the VAT Refund, (d) the Litigation Claims and
                  (e) Litigation Recoveries. The Debtor is seeking to sell or license the Modules to third parties. The Debtor hopes to have firm offers for one or more of the Modules by late September or early October and will seek Bankruptcy Court authority to sell or license these assets.

            Source of Plan Funds. The source for all Distributions and payments authorized by the Plan shall be Plan Assets. After Confirmation, the Post-Confirmation Debtor shall as promptly as possible liquidate Plan Assets other than Cash, deposit accounts, and money market accounts and consider offers to purchase or license all or any part of its assets not previously sold or subject to pending sale; provided, however, that office equipment and furniture still being used by the Post-Confirmation Debtor may be retained until no longer needed. Plan Assets may be offered for sale in bulk, or in individual units, or in any combination, and on any terms, including sales or license. Any sale may be subject to or free and clear of Liens or subject to certain Liens and free and clear of other Liens as the post-confirmation Debtor deems appropriate. On and after the Effective Date, the Debtor or the Post-Confirmation Debtor (through the Disbursing Agent), as applicable, may continue to liquidate remaining assets as appropriate, except for those assets which the Disbursing Agent determines to be burdensome or of inconsequential value, which assets will be abandoned. Any proceeds of this liquidation will be added to the Available Cash and used for Distribution and expenses of implementation of the Plan. All Available Cash shall be held in trust by the Post-Confirmation Debtor or the Disbursing Agent, as applicable, in the Plan Disbursement Account and the Reserve Account and is deemed held in trust for the holders of Allowed Claims and Allowed Interests entitled to Distributions under the Plan and shall not be deemed for any purpose as personal assets of any Disbursing Agent. Any Disbursing Agent shall keep all such property segregated from any other property possessed or administered by and Disbursing Agent.

            Distributions.

            Notwithstanding any provision of the Plan specifying a date or time for payments or Distributions of consideration thereunder, payments and Distributions in respect of any Claim or Interest that at such date or time is disputed, unliquidated or contingent, shall not be made until a Final Order with respect to an objection, estimation or valuation of such Claim or Interest is entered by the Bankruptcy Court, whereupon appropriate payments and Distributions shall be made in accordance with the Plan.

            Transfer of Funds to the Accounts.

         On the Effective Date, the Disbursing Agent shall make an initial transfer to the Plan Disbursement Account of Available Cash. The balance of Available Cash shall be transferred to the Reserve Account.

            Initial and Subsequent Distributions.

            On or as soon as practicable after the Effective Date, the
                  Disbursing Agent shall, from the Plan Disbursement Account make the following Distributions (or reserve adequate sums for Distribution) in the following order: (i) to holders of all Allowed Claims in Class 1 and undisputed Nonclassified Claims, plus Post-Petition Interest, where applicable, until paid in full; (ii) to holders of Allowed Claims, if any, in Class 2; until paid in full; (iii) to holders of Allowed Claims in Class 3, and, if paid in full, payment of Post-Petition Interest, provided, however, that there is sufficient Cash in the Estate to pay Allowed Class 3 Claims in full, and, only to the extent funds remain available to pay such Post-Petition Interest; and (iv) the Disbursing Agent shall work with the registrar and transfer agent for the Debtor's Equity Interests, to make one or more Pro Rata Distribution, if any, to holders of Allowed Class 4 Claimants.

            The balance of the funds in the Plan Disbursement Account that are not distributed and need to be reserved for Disputed Claims and/or subsequent distributions to Allowed Class 4 Claimants shall be transferred to the Reserve Account. Notwithstanding anything to the contrary in the prior sentence of this paragraph, or the prior sub-paragraph, or anywhere else in the Plan or the Confirmation Order, there shall be no Distribution to the holders of Class 4 Equity Interests until all other Claims (other than Class 4) are paid in full, including Post-Petition Interest, or are appropriately reserved for. The Disbursing Agent shall make subsequent Distributions to holders of Claims in Class 1, Class 2, and Class 3, Class 4 equity interests, and Nonclassified Claims when such claims, or equity interest become Allowed Claims (if previously they were Disputed Claims) and when there is sufficient available Cash in the Reserve Account to justify a transfer to the Plan

                  Disbursement Account without undermining the purposes for which the Reserve Account was created. In furtherance of the foregoing, the following shall apply:

            Distributions To Holders of Allowed Claims; Disputed Claims;
                  Disputed Interest Reserve.

         Upon each Pro Rata Distribution to holders of Allowed Claims, the Disbursing Agent also shall compute the amount of the Pro Rata Distribution that would have been made to Disputed Claims in the class had the Disputed Claims been Allowed Claims, and shall retain in the Reserve Account the amount so computed for the Disputed Claims as a "Disputed Claims Reserve." Promptly after a Disputed Claim is subsequently allowed, the Disbursing Agent shall deliver Cash to the holder of such Allowed Claim from the Reserve Account equal to the amount of Pro Rata Distributions to date on account of Allowed Claims in the same class. Post-Petition Interest that would otherwise accrue after the initial Distribution shall not continue to accrue on account of a delay in making Distributions to holders of Disputed Claims that are later allowed. Rather, interest, on account of a Disputed Claim or a Disputed Equity Interest shall only be paid once the Disputed Claim or Disputed Equity Interest actually becomes an Allowed Claim or Allowed Equity Interests by an agreement of the Post-Confirmation Debtor or a Final Order and interest shall only be in the actual amount earned on the sums reserved for the Disputed Claim or Disputed Equity Interest. Under no circumstance shall Post-Petition Interest be payable to or otherwise accrue with regard to any Allowed Equity Interest or Disputed Equity Interest.

            Distributions. Notwithstanding any provision of the Plan specifying a date or time for payments or Distributions of consideration thereunder, payments and Distributions in respect of any Claim or Interest that at such date or time is disputed, unliquidated or contingent, shall not be made until a Final Order with respect to an objection, estimation or valuation of such Claim or Interest is entered by the Bankruptcy Court, or pursuant to an agreement with the Post Confirmation Debtor, whereupon appropriate payments and Distributions shall be made promptly in accordance with the Plan.

            As soon as practicable after the Effective Date, but only after payment in full of all senior classes of Allowed Claims (including applicable Post-Petition Interest) or the reservation of Cash in an appropriate amount, the Post-Confirmation Debtor or the Disbursing Agent, as applicable, shall make one or more Pro Rata Distributions of Cash, if any, to the holders of Allowed Class 4 Interests.

            Unclaimed Property.

                           Unclaimed Property shall be deposited in the Reserve
Account. For a period of 90 days following the date on which Distribution was first attempted, Unclaimed Property shall be held solely for the benefit of the holders of Allowed Claims or Allowed Interests who have failed to claim such property. During such period, Unclaimed Property due the holder of an Allowed Claim or Allowed Interest shall be released from the Reserve Account, without any interest, and disbursed to such holder upon presentation of proper proof of entitlement. At the end of such period, the holders of Allowed Claims or Allowed Interests theretofore entitled to Unclaimed Property shall cease to be entitled thereto, and such Unclaimed Property shall be added to the Plan Assets and distributed in accordance with the Plan. Interest earned on Unclaimed Property shall be a Plan Asset.

            De Minimis Distributions; Rounding. The Plan provides that:

            Notwithstanding any other provision of the Plan, the Disbursing
                  Agent shall not make a Distribution to a holder of an Allowed Claim or Allowed Interest if the amount of Cash otherwise due is less than $10. All Cash not so distributed shall be added to Plan Assets and distributed in accordance with the Plan.

            Notwithstanding any other provision of the Plan, the Disbursing
                  Agent shall round the amount of all Distributions to the nearest whole dollar amount.

            If the expenses of the final Distribution of Plan Assets would exceed the amount to be distributed, the Distribution shall not be made and the remaining Plan Assets, if any, shall be paid into the Bankruptcy Court and disbursed in accordance with Chapter 129 of Title 28 of the United States Code.

            Addresses for Distributions. Unless a Creditor has provided the
                  Debtor's counsel with written notice of a different address, Distribution checks to Creditors will be sent to Creditors at the address set forth in the proofs of claim filed with the Bankruptcy Court. If no proof of claim is filed with respect to a particular Claim, the Distribution will be mailed to the address set forth in the Schedules. To ensure proper and timely receipt of a Distribution check, Creditors should promptly notify Debtor's counsel of any change of address. Unless an Equity Security Holder with an Interest in Class 4 has provided written notice of a different address to the Debtor's stock transfer agent prior to the Record Date, or to the Debtor's counsel prior to the initial Distribution Date, Distribution checks shall be mailed to such holders at the addresses shown on the records of the stock transfer agent as of the Record Date.

            Effective Date.

            Definition. The Effective Date means a Business Day, as determined by the Debtor, that is as soon as reasonably practicable after Confirmation, but not later than 20 Business Days after Confirmation, provided, however, that the Confirmation Order is a Final Order.

            Conditions to the Effective Date. It is a condition to the Effective
                  Date of the Plan that:

            The Bankruptcy Court shall have entered the Confirmation Order, with appropriate findings, in form and substance acceptable to the Debtor.

            The Confirmation Order shall have become a Final Order.

            Waiver of Conditions to the Effective Date. The conditions to the
                  Effective Date may be waived, at any time, in writing by the Debtor.

            Disbursing Agent. Commencing on the Effective Date, David Bradlow or
                  such other person provided for in the Confirmation Order, shall act as the Disbursing Agent and make, subject to, when necessary, Bankruptcy Court Orders, all decisions with regard to the actions of the Post-Confirmation Debtor. Mr. Bradlow is an independent management consultant specializing in bankruptcy and workout and began his consulting business in 1979. A copy of Mr. Bradlow's resume and qualifications is attached to the Disclosure Statement as EXHIBIT C. Mr. Bradlow shall be compensated at a rate of $300 per hour, subject to periodic review and increases. The Disbursing Agent shall manage the Post-Confirmation Debtor's affairs as if it were the sole shareholder, director and officer in accordance with the Bankruptcy Code, Bankruptcy Rules and Local Rules. Such management shall include, without limitation, (a) fulfilling the duties and obligations of the Post-Confirmation Debtor under the Plan, and (b) fully administering the Estate as required by the Plan, the Confirmation Order, the Bankruptcy Code, the Bankruptcy Rules and the Local Rules, which duties and obligations include, without limitation, the facilitation of Distributions pursuant to the Plan, reviewing Claims and Interests, objecting to Disputed Claims and Disputed Interests, prosecuting, defending litigation or settling Litigation Claims or other litigation, supervising the preparation and filing of the Debtor's and Post-Confirmation Debtor's tax returns, dissolving the Debtor's and Post-Confirmation Debtor's corporate existence and closing the Bankruptcy Case. The Disbursing Agent may be replaced by the Bankruptcy Court for cause, upon motion by any party in interest. Employment of the Disbursing Agent shall be on such terms as are set forth in the Confirmation Order, or later order(s) of the Bankruptcy Court entered not less than ten
                  (10) days after filing and service on the Notice Parties of an application for approval of such terms.

            Amendment of Post-Confirmation Debtor's Certificate of
                  Incorporation. Not later than sixty (60) days after the Effective Date, the Post-Confirmation Debtor's certificate of incorporation will be amended (a) to include a provision prohibiting the issuance of nonvoting equity securities, and
                  (b) changing the name of the

                  Debtor to "Auspex Liquidating Corporation." The Plan provides that no action other than the entry of the Confirmation Order by the Bankruptcy Court will be necessary to effect these amendments other than the filing by the Post-Confirmation Debtor of a certified copy of the Confirmation Order and amended certificate of incorporation with the Secretary of State of Delaware, together with the payment of the requisite fees. Upon such filing, the name of the Debtor will be "Auspex Liquidating Corporation."

            Tax Returns and Payments. The Debtor or the Post-Confirmation Debtor
                  will file or cause to be filed all delinquent and final tax returns and pay any and all taxes and Tax Claims due and owing, and not barred by the Governmental Unit Claims Bar Date or other applicable bar dates.

            Termination of Employee Benefit Plans. The Debtor is expected to have terminated all of its employee benefit plans on or before August 31, 2003. Approximately 200 former employees have not yet withdrawn their accounts from the Debtor's 401(k) plan as of the date of this Disclosure Statement. However, the Debtor believes that such accounts will be distributed to the beneficiaries thereof or otherwise transferred to other plans before the end of 2003. The Plan provides that the Debtor will continue to fulfill its responsibilities relative to the termination of its employee benefit plans and the distributions therefrom, and that it shall pay the costs related thereto. The trustees of the Debtor's 401k plan, Mike Barko and Brian Troy, have each filed contingent/unliquidated claims against the Estate relative to their potential liability under the plans as trustees.

            Dissolution of Corporate Entity. Pursuant to the authority contained in Section 303 of the Delaware General Corporation Law, the Debtor will be dissolved and its corporate existence terminated, without further corporate action, upon the entry of a final decree in the Bankruptcy Case, pursuant to Rule 3022 of the Federal Rules of Bankruptcy Procedure. The Confirmation Order will be deemed to be the appropriate authorization required under Section 275 of the Delaware General Corporation Law, authorizing the Post-Confirmation Debtor to file a certificate of dissolution upon the Effective Date of the Plan.

            Further Orders. Upon motion by the Debtor on not less than ten (10)
                  days' notice to the Notice Parties, the Bankruptcy Court may enter such other and further orders as may be necessary or appropriate to instruct and direct the Debtor's stock transfer agent or agents and others, and to facilitate the Distributions contemplated in the Plan.

            Post-Confirmation Employment of Personnel. Any Disbursing Agent
                  other than the Post-Confirmation Debtor will be entitled to reasonable compensation pursuant to the Plan. The Debtor anticipates that following Confirmation the Post-Confirmation Debtor will engage Michael Barko, who has served as the Debtor's controller both before and after the Petition Date, to assist in the review of Claims and Equity Interests and otherwise assist the Post-Confirmation Debtor in the resolution and winding up of the Debtor's affairs. Mr. Barko will be compensated at a rate of $150 per hour, subject to periodic review and increases, and will act as an independent contractor. It is further anticipated that 3 or 4 other current employees of the Debtor will be utilized in winding up the Debtor's affairs that were not completed pre-confirmation. These individuals will be engaged, as independent contractors and paid on an hourly basis at rates between $67 per hour and $105 per hour. Each of these individuals has specialized knowledge in the Debtor's affairs to assist in complying with SEC reporting that might be necessary after Confirmation, resolving disputes with regard to sales tax and other tax issues, assist in preparing tax returns in multiple jurisdictions. It is anticipated that the bulk of these services will be provided during the first 60-90 days following the Effective Date and will be primarily focused on Claims resolution and Distribution matters.

            Employment Procedures. The Post-Confirmation Debtor and any
                  Disbursing Agent may employ or contract with additional persons and other entities to perform, or advise and assist in the performance of, their respective obligations under the Plan upon written notice to counsel for the Post-Confirmation Debtor and the Notice Parties setting forth the name of the proposed professional, the purpose for which such professional is to be employed, and the terms of the proposed compensation to such professional (the "Employment Notice"). Any objection to the proposed employment must be in writing and served on the Post-Confirmation Debtor within ten (10) days after service of the Employment Notice. Any objection to a requested employment shall be resolved by either (i) written agreement between the party requesting such employment and the objecting party, or (b) resolution of the dispute by the Bankruptcy Court pursuant to a Final Order. Resolution by the Bankruptcy Court shall be requested by motion filed and served in accordance with the Bankruptcy Rules and the Local Rules on not less than twenty (20) days notice. Any opposition to the motion shall be filed and served no later than five (5) days prior to the hearing. The Post-Confirmation Debtor may engage Mr. Barko and other current or past employees and continue to engage the Debtor's Professionals for the purposes for which they were employed before the Confirmation Date without providing an Employment Notice for their post-Confirmation employment.

            Post-Confirmation Administrative Fees and Costs. All professional fees and costs incurred after Confirmation by the Post-Confirmation Debtor and the Disbursing Agent in connection with the implementation of the Plan shall be paid from Plan Assets. Professionals retained by the Debtor shall deliver a copy of their respective periodic invoices requesting payment to the Post-Confirmation Debtor counsel for the Post-Confirmation Debtor, and the Notice Parties. If no written objection to such an invoice is delivered to the professional, to the Post-

                  Confirmation Debtor and to counsel for the Post-Confirmation Debtor within ten (10) days of Delivery of the invoice, the invoice shall be paid by the Post-Confirmation Debtor. If an objection is timely made, any undisputed portion of the contested invoice shall be paid without Bankruptcy Court approval. If the disputed portion can not be resolved by the parties, it shall be resolve by the Bankruptcy Court pursuant to the Notice Procedures.

            Summary of Plan Expenses.

         The following chart briefly summarizes the projected cost of implementing the Plan after the Effective Date. The following chart presumes that the Plan will be confirmed and effective by December 1, 2003. The figures represent the Debtor's best current estimate only. Actual Plan expenses may vary significantly from the estimates set forth below.

       DESCRIPTION                                  ESTIMATED AMOUNT
--------------------------------------------------------------------
Disbursing Agent                                      $   40,000
----------------------------------------------------------------
Professionals                                         $  200,000(7)
----------------------------------------------------------------
Liquidation Administration                            $   75,000
----------------------------------------------------------------
U.S. Trustee Fees                                     $   40,000
----------------------------------------------------------------
Miscellaneous                                         $   40,000
----------------------------------------------------------------
TOTAL                                                 $  395,000
----------------------------------------------------------------

            Dissolution of Creditors' Committee. The Creditor's Committee shall cease to exist and shall be dissolved one (1) Business Day following the earlier of: (i) the date that all Class 3 Claimants have been sent Distributions which Distributions constitute full payment of their Allowed Claims, plus Post-Petition Interest, if any; or (ii) the date that the Disbursing Agent informs counsel for the Creditor's

------------------------
(7) This estimate assumes no substantial litigation costs, but rather is predicated upon the likely costs of the claims litigation process, together with limited asset recovery activities. If substantial litigation is required additional expense will likely be incurred. Furthermore, the Debtor has not engaged an accounting firm to prepare necessary tax returns. Hence, the cost of preparing returns after confirmation is unknown.

                  Committee, in writing, that the sufficient sums are maintained in the Reserve Account to pay, in full, all Allowed Class 3 Claims, plus Post-Petition Interest, if any.

            Post-confirmation Operations. Following Confirmation, the Debtor will continue to exist for the purpose of implementing the Plan (as the Post-Confirmation Debtor), fulfilling its obligations under the Plan and conducting any business activity consistent with the Plan with a Disbursing Agent, appointed pursuant to Section (b) below, to act in this capacity on behalf of the estate. If at any time the Disbursing Agent is unable or unwilling to serve in these capacities the Post-Confirmation Debtor may appoint a successor to carry out such functions as may still be required to consummate the Plan.

            Post-Confirmation Reports, Fees, and Final Decree.

            U.S. Trustee Fees. Not later than thirty (30) days after the end of each calendar quarter that ends after the Effective Date (including any fraction thereof), the Post-Confirmation Debtor or the Disbursing Agent, as applicable, will pay to the United States Trustee the quarterly fee for such quarter until this case is converted, dismissed, or closed pursuant to a Final Decree, as required by 28 U.S.C. Section 1930(a)(6).

                  Post-Confirmation Reports. Not later than forty-five (45) days after the end of each calendar quarter, commencing with the end of the first full quarter following the Effective Date, the Post-Confirmation Debtor will file and serve upon the United States Trustee a quarterly post-Confirmation status report. Further reports will be filed forty-five (45) days after the end of every calendar quarter thereafter until entry of a Final Decree, unless otherwise ordered by the Bankruptcy Court.

            Final Decree. After the Bankruptcy Estate is fully administered, the
                  Post-Confirmation Debtor shall file an application for a Final Decree, and shall serve the application on the Notice Parties, together with a proposed Final Decree. The

                  Notice Parties shall have twenty (20) days within which to object or otherwise comment upon the Bankruptcy Court's entry of the Final Decree.

            Proofs of Claim and Interest; Objections.

            Time for Filing Proofs of Claim and Interest. Proofs of Claim, when required, had to have been filed with the Bankruptcy Court no later than the applicable Claims and Interests Bar Date (which for most prepetition Claims was August 12, 2003) or the applicable Governmental Unit Claims Bar Date for prepetiton tax and similar Claims (October 19, 2003). However, Bankruptcy Rule 3001(b) provides that it is not necessary for a Creditor to file a proof of claim if its Claim has been listed on the Debtor's Schedules filed with the Bankruptcy Court pursuant to
                  Section 521(1) of the Bankruptcy Code and Rule 1007(a)(3) of the Bankruptcy Rules, and is not listed as disputed, contingent, unliquidated or unknown as to amount. The Plan provides that Equity Security Holders as of the Record Date are not required to file Proofs of Interest, but such Interests are subject to any lawful objection by any party in interest. In other words, except as stated in the next sentence, unless a party has already filed a proof of claim or its claim was listed by the Debtor in its Schedules (and not listed as contingent, unliquidated or disputed), it is too late for the party to do so, and the party will not receive any Distributions under the Plan. The previous deadlines do not apply to two types of claim: Administrative Claims and Rejection Claims. [See Section 4.1.4 above for the deadline for Administrative Claims, and see Section 5.21.1 below for the deadline for Rejection Claims (claims arising from rejection of executory contracts).]

            Amendments to Claims. A proof of claim may be amended to increase the amount or priority of such Claim prior to Confirmation, but only as agreed upon by the Debtor and the holder of such Claim or Interest, or as otherwise permitted by the Bankruptcy Court, the Bankruptcy Rules or applicable law. Except as otherwise provided in the Plan, after Confirmation, proofs of claim may not be filed or amended unless the amendment is solely to decrease the amount and/or priority. Unless otherwise provided in the Plan, any new or amended Claim or Interest filed after Confirmation or the Record Date, respectively, shall be deemed disallowed in full and expunged without any action by the Post-Confirmation Debtor or the Disbursing Agent.

            Time for Filing Objections. Objections to any Claim or Interest
                  shall be filed no later than the Claims and Interests Objection Date.

            Who May File Objections To Claims and Interests. Any party in interest may file an objection to a Claim or Interest. As set forth in Section 3.9.2, above, the Debtor has filed objections to scheduled or filed claims asserted by the Assigned Liabilities. Without waiving the right to file additional objections or supplements to existing objections, the Debtor has or will file the following objections to the following claims, unless otherwise resolved:

                                                                                 RESULTING
                                                                                  CLAIM IF
                                           CLAIM                 DISPUTED        OBJECTION
   CLAIMANT & CLAIM # (IF ANY)            AMOUNT                   SUM           SUSTAINED
-------------------------------------------------------------------------------------------
AIG Law Department 212                   Unliquidated          All              $      0.00
-------------------------------------------------------------------------------------------
Advance
Realty/Southborough/Westborough
167                                   $      9,860.58         $    5,345.70     $  4,514.88
-------------------------------------------------------------------------------------------
Assigned Liabilities (numerous)       $  1,215,000.00         $1,215,000.00     $      0.00
-------------------------------------------------------------------------------------------
ATT scheduled                         $      5,949.25               All
-------------------------------------------------------------------------------------------
Bureau of Customs and Border
Protection  227                          Unliquidated               All         $      0.00
-------------------------------------------------------------------------------------------
153 Cordaville aka Capital Group
Properties LLC 223                    $     86,270.84         $   17,534.64     $ 68,736.20
-------------------------------------------------------------------------------------------
Choice Logistic 163                   $        19,677               All         $      0.00
-------------------------------------------------------------------------------------------
CIN Meadows, LLC 90                   $     90,411.78         $   24,369.21     $ 66,042.57
-------------------------------------------------------------------------------------------
County of Santa Clara 168             $     98,355.92               ALL         $      0.00
-------------------------------------------------------------------------------------------
Federal Express EDI 84                      22,488.81             Unknown
-------------------------------------------------------------------------------------------
Guiol, Robert Scheduled               $         3,558         $       3,558     $      0.00
-------------------------------------------------------------------------------------------
IOS Capital                           $      9,316.11         $    8,679.27     $    636.27
-------------------------------------------------------------------------------------------
MCI/Worldcom 141                      $     61,971.56         $   60,262.95     $  1,708.61
-------------------------------------------------------------------------------------------
Mills, Jonathan 205                   $       100,000         $     100,000     $      0.00
-------------------------------------------------------------------------------------------
Mission West 185                      $  2,108,121.07          undetermined
-------------------------------------------------------------------------------------------
NCR- Mexico 77                        $     22,600.38         $   22,500.38     $     .0.00
-------------------------------------------------------------------------------------------
New Boston Battery 174                $     55,947.01          undetermined
-------------------------------------------------------------------------------------------
PSNC 99                               $        634.88
-------------------------------------------------------------------------------------------

State of Texas                        $   51,283.97           $ 30,840.56       $ 20,443.41
---------------------------------------------------------------------------------------------------
Regan Capital I, Inc. [ATT] 73        $   96,782.91           $ 71,326.98       $ 25,455.93
---------------------------------------------------------------------------------------------------
Representation Services nv 171        $   11,685.00           $  7,267.97       $  4,417.03
---------------------------------------------------------------------------------------------------
S&S Public Relations 20               $   47,261.81 as         Should be        $ 47,261.81 non-
                                        Priority Claim         non-priority      priority unsecured
                                                               unsecured
---------------------------------------------------------------------------------------------------
SkyTel 187                            $    4,149.47           $  1,267.42       $  2,882.05
---------------------------------------------------------------------------------------------------
Sprint 79                             $    8,543.74            undetermined
---------------------------------------------------------------------------------------------------
Verizon 161                           $    5,564,27           $  4,596.98       $    967.29
---------------------------------------------------------------------------------------------------
Washington Dept. of  Fish and Game    $    1,042.72           $  1,042.72       $      0.00
---------------------------------------------------------------------------------------------------
Wal-Mart Stores 226                   $1,233,900.00           $895,257.00       $338,643.00
---------------------------------------------------------------------------------------------------
Xerox 214                             $  111,525.46           $ 80,329.70       $ 31,195.76
---------------------------------------------------------------------------------------------------

            Disputed Claims and Interests Resolution Procedures. As discussed above, the Debtor has already begun reviewing Claims and may file objections to certain Claims prior to Confirmation. ANY PARTY WHO HOLDS A CLAIM TO WHICH AN OBJECTION HAS BEEN FILED IS NOT ENTITLED TO VOTE ON THE PLAN UNLESS THE CLAIM IS TEMPORARILY ALLOWED FOR VOTING PURPOSES BY THE BANKRUPTCY COURT. IT IS THE HOLDER'S RESPONSIBILITY TO ASK THE COURT TO TEMPORARILY ALLOW ITS CLAIM FOR VOTING PURPOSES.

            Disputed Claims and Disputed Interests. The Debtor or the
                  Post-Confirmation Debtor, as the case may be, will continue to have the primary responsibility to review Claims and Interests and resolve Disputed Claims and Disputed Interests. The Post-Confirmation Debtor will use the Debtor's Professionals in reviewing Claims and Interests and resolving Disputed Claims and Disputed Interests. The Debtor's analysis of scheduled debts and Claims is ongoing and the Debtor reserves the right to object to any Claim or scheduled debt. The entry of the Confirmation Order shall not constitute res judicata or otherwise bar, estop or prohibit the prosecution of any disputed or potentially Disputed Claim.

            Executory Contracts and Unexpired Leases.

            Treatment of Executory Contracts and Unexpired Leases. The Debtor
                  reserves the right to move the Bankruptcy Court prior to Confirmation for authority to assume, assume and assign, or reject, pursuant to Bankruptcy Code Section 365, any and all contracts that are executory and leases that are unexpired which have not already been assumed or rejected. The Debtor has already assumed or rejected substantially all executory contracts and unexpired leases to which it was a party on the Petition Date.

            Effect of Assumption of Executory Contracts and Unexpired Leases.
                  All executory contracts assumed prior to Confirmation or pursuant to the Plan shall remain in full force and effect, be unimpaired by the Plan except as specifically modified by the Plan and the Confirmation Order, and be binding on the parties thereto.

            Adding and Removing Executory Contracts and Unexpired Leases. The
                  Plan reserves to the Debtor the right to provide for the assumption or assumption and assignment of any particular contract to a third party. This right may be exercised at any time prior to the conclusion of the hearing on Confirmation of the Plan. In doing so, the Debtor must give appropriate notice to those parties in interest directly affected, to add or remove executory contracts and unexpired leases to be assumed, assumed and assigned, or rejected pursuant to the Plan.

            Defaults. Unless other treatment is agreed to between the parties to each assumed contract or lease, if there has been a default in an assumed executory contract or unexpired lease other than the kind specified in Section 365(b)(2) of the Bankruptcy Code, the Debtor shall, on or before the Effective Date, (a) cure, or provide adequate assurance that it will promptly cure, any such default, (b) compensate, or provide adequate assurance that it will promptly compensate, the other party to such contract or lease, for any actual pecuniary loss to such party resulting from such default, and (c) provide adequate assurance of future performance under such contract or lease.

            Rejection of Executory Contracts and Unexpired Leases. Without
                  admitting the validity or character of any agreements which might be executory contracts or unexpired leases, all executory contracts and unexpired leases of the Debtor will be rejected as of the Effective Date unless they are (a) assumed or rejected prior to

                  Confirmation, (b) the subject of a pending motion to assume filed prior to Confirmation, or (c) assumed pursuant to the Plan. Confirmation of the Plan shall be deemed to constitute Bankruptcy Court approval of such rejection.

            Rejection Claims. A "Rejection Claim" is a Claim arising from the
                  Debtor's rejection of an unexpired lease or executory contract pursuant to the Plan or pursuant to an order of the Bankruptcy Court. Rejection Claims will be classified as Class 3 Claims.

            Deadlines for Filing Rejection Claims. Many executory contracts and unexpired leases have already been rejected by the Debtor. The Bankruptcy Court set deadlines for filing Rejection Claims arising from those contracts and leases at the time of their rejection, and all such deadlines have passed. The holder of a Rejection Claim arising from rejection of a contract or lease under the Plan must file with the Bankruptcy Court, and serve on the Debtor's counsel, a Proof of Claim relative to such Rejection Claim on or before the Rejection Claims Bar Date (which is thirty (30) days following the date of notice of entry of the Confirmation Order). Any holder who fails to timely file such a Proof of Claim will be forever barred from asserting its Claim or receiving any payment on account of such Claim. The foregoing shall not be construed to extend any deadline previously established by order of the Bankruptcy Court for the filing of Proofs of Claim arising from the Debtor's earlier rejection of unexpired leases or executory contracts.

                  EFFECTS OF CONFIRMATION; RESERVATION OF RIGHTS

            Reservation of Claims and Rights. Confirmation of the Plan effects no settlement, compromise, waiver or release of any claim, cause of action or claim for relief unless the Plan or Confirmation Order specifically and unambiguously so provides. The failure of this Disclosure Statement to disclose or discuss any particular claim, cause of action or claim for relief held by the Debtor or the Estate is not and shall not be construed as a settlement, compromise, waiver, or release of any such claim, cause of action or claim for relief.

         Nothing in the Plan shall be deemed to constitute a waiver of the powers of the Debtor as Debtor in possession under the Bankruptcy Code, the Bankruptcy Rules or the Local Rules, and the Debtor shall retain after Confirmation, and the Post-Confirmation Debtor shall retain after the Effective Date, all powers granted by the Bankruptcy Code, the Bankruptcy Rules and the Local Rules, including, without limitation, those with respect to recovery of property and objections to, and/or subordination of, Claims and Interests.

         The Debtor and the Post-Confirmation Debtor reserve any and all claims and rights against any and all third parties, whether such claims and rights arose before, on or after the Petition Date, the Confirmation Date, the Effective Date, the Record Date and/or any Distribution Date, except as expressly settled or released in the Plan. This includes, without limitation, the French Litigation, Litigation Claims and any and all claims, rights, causes of action and/or claims for relief that the Debtor may have against any person or entity, including, without limitation, those persons and entities listed in the Schedules and Statement of Financial Affairs, and any and all claims arising under sections 544-551 of the Bankruptcy Code. All claims and rights the Debtor may hold against its present or former officers, directors, auditors or other agents for breaches of fiduciary duty, malpractice or the like are likewise preserved. Although the Debtor is not aware of any such claims, they are hereby preserved in case information becomes available evidencing any such claims or rights. The entry of the Confirmation Order shall not constitute res judicata or otherwise bar, estop or inhibit any actions by the Debtor or Post-Confirmation Debtor upon any claims referred to in the Plan, or otherwise.

            Waiver of Terms of the Plan. After the entry of the Confirmation
                  Order by the Bankruptcy Court and except as otherwise specifically set forth in the Plan, any term of the Plan may be waived only by the party or parties entitled to the benefit of the term to be waived.

            Modification of the Plan. The Debtor may propose amendments to or modifications of the Plan under Section 1127(a) of the Bankruptcy Code and Bankruptcy Rule 3019 at any time prior to the conclusion of the hearing on Confirmation of the Plan. After the Confirmation Order, the Debtor may modify the Plan in accordance with Section 1127(b) of the Bankruptcy Code and Bankruptcy Rule 3019.

            Retention of Jurisdiction. Article IX of the Plan provides that the Bankruptcy Court shall retain and have all authority and jurisdiction as is allowed under the Bankruptcy Code and other applicable law to enforce the provisions, purposes and intent of the Plan, including without limitation, matters or proceedings (a) to determine the allowability of Claims and Interests upon objection to such Claims and Interests, (b) to hear and determine proceedings initiated before or after the Confirmation Date and the Effective Date regarding the prosecution of the Debtor's rights, claims, causes of action or claims for relief against any party, recovery of property and subordination of Claims and Interests, (c) to fix and approve allowance of compensation and other Administrative Claims, including, if appropriate, payments to be made in connection with the Plan, (d) to adjudicate controversies arising from the terms of the Plan, (e) for the purpose of modifications of or amendments to the Plan to the extent permitted by Section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, (f) to enforce or interpret the provisions of the Plan, the Confirmation Order or any order entered by the Bankruptcy Court in the Bankruptcy Case, (g) to facilitate the Consummation of the Plan, or (h) for such other matters as may be set forth in the Plan or the Confirmation Order, and (i) to enter a Final Decree closing the Bankruptcy Case. If closed, the Bankruptcy Case may be reopened at any time to facilitate the provisions of Article IX of the Plan.

            Effect of Confirmation Order. As of Confirmation, the effect of the
                  Confirmation Order shall be as provided in Section 1141 of the Bankruptcy Code, and as follows:

            Binding Effect of Plan. The provisions of the confirmed Plan shall bind the Debtor, the Post-Confirmation Debtor, any entity acquiring property under or otherwise accepting the benefits of the Plan, and every Creditor and Equity Security Holder, whether or not such Creditor or Equity Security Holder has filed a proof of claim or Interest in the Bankruptcy Case, whether or not the Claim or Interest of such Creditor or Equity Security Holder is impaired under the Plan, and whether or not such Creditor or Equity Security Holder has accepted or rejected the Plan.

            Revestment. All property of the Debtor and the Bankruptcy Estate shall vest in the Post-Confirmation Debtor, including, without limitation, as provided for in Article VII of the Plan, free and clear of any and all Liens, encumbrances, Claims and Interests of Creditors and Equity Security Holders except as otherwise provided in the Plan.

            Full Satisfaction of Claims and Interests. Except as otherwise provided in the Plan and the Confirmation Order, the treatments provided in the Plan shall constitute full and complete satisfaction and release of all Claims and Interests, including any interest accrued thereon from and after the Petition Date, against the Debtor, the Post-Confirmation Debtor, the Bankruptcy Estate, or any assets or property of the Debtor, the Post-Confirmation Debtor and the Bankruptcy Estate.

                                  RISK FACTORS

            Claims Resolution. If the Debtor or Post-Confirmation Debtor, as
                  applicable, is unsuccessful in objections to disputed and contingent Claims that have been filed against the Debtor, the total liabilities may be greater than expected, and there may be less Cash available for distribution to holders of Allowed Interests. Scheduled and filed Claims in the Bankruptcy Case (including Claims, or portions of Claims, that are disputed by the Debtor, but excluding duplicate Claims, Administrative Claims and Assumed Liabilities) are in the approximate aggregate amount of $7,250,000.

            Other Recoveries. The Debtor may experience increasing difficulty collecting remaining outstanding accounts receivable. As a result of economic conditions or the impact of the Debtor's Bankruptcy Case, obligors under the Debtor's accounts receivable may be unable or unwilling to pay the Debtor for products and services that it has provided them and upon which the outstanding accounts receivable have been generated. Similarly, the Debtor cannot predict when or if it will recover the VAT Refund and/or any damages in connection with the French Litigation and/or if it can successful sell or license the Modules.

                      CERTAIN TAX CONSEQUENCES OF THE PLAN

                  THE DEBTOR MAKES NO REPRESENTATIONS OR WARRANTIES REGARDING ANY PARTICULAR TAX CONSEQUENCES TO CREDITORS AND EQUITY SECURITY HOLDERS RESULTING FROM THIS PLAN. CREDITORS AND EQUITY SECURITY HOLDERS SHOULD CONSULT ITS/HIS/HER OWN TAX ADVISOR TO DETERMINE SUCH CREDITOR AND/OR EQUITY SECURITY HOLDER'S PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES AND OTHER TAX CONSEQUENCES TO SUCH CREDITOR AND/OR EQUITY SECURITY HOLDER, INCLUDING ANY STATE, LOCAL AND FOREIGN TAX LAWS AND THE EFFECT OF ANY CHANGES IN SUCH LAWS.

                       VOTING PROCEDURES AND REQUIREMENTS

            Ballots and Voting. A ballot to be used for voting to accept or reject the Plan is enclosed with all copies of this Disclosure Statement mailed to all Creditors and Equity Security Holders entitled to vote as of the Voting Record Date. To have your vote counted, you must complete the ballot and forward it so that it is received no later than 5:00 P.M., Pacific Time, on November __, 2003. Your completed ballot must be timely delivered to the location specified on the ballot for it to be counted. If you have questions about your ballot or need a new ballot please call
                  (415) 693-2AUS [415/693-2287].

            Creditors and Interest Holders Entitled to Vote. Any Creditor or
                  Equity Security Holder of the Debtor whose Claim or Interest is in a class that is impaired under the Plan is entitled to vote, if either (a) its Claim has been listed or scheduled by the Debtor (and such Claim is not scheduled as disputed, contingent, unliquidated or unknown), or (b) it has filed a proof of claim with the Bankruptcy Court within the time ordered by the Bankruptcy Court. Only Equity Security Holders as of the Voting Record Date are entitled to vote on the Plan. Holders of Claims or Interests in Classes 3 and 4 are entitled to vote.

            Creditors and Interest Holders NOT Entitled to Vote or Receive Any
                  Distributions on Account of Their Claims. Pursuant to Bankruptcy Rule 3002(c)(2), the following parties shall NOT BE ENTITLED cast a ballot with regard to accepting or rejecting the Plan or RECEIVE ANY DISTRIBUTION on account of their
                  Claim: (a) Creditors who do not currently hold a claim against or interest in the Debtor, including, but not limited to, entities that were scheduled as creditors by the Debtor but who are no longer creditors under Section 365(k) of the Code, following the assumption and assignment of those obligations to GlassHouse (e.g. Assumed Liabilities); (b) creditors who were listed on the Debtor's Schedules as holding a claim with an amount of zero ($0) or "unknown" who have not filed proofs of claim; and (c) creditors listed on the Schedules as holding claims that are contingent, disputed or unliquidated who have not filed proofs of claim. Bankruptcy Rule provides 3003(c)(2): "Any creditor or equity security holder whose claim or interest is not scheduled or scheduled as disputed, contingent or unliquidated shall file a proof of claim within the time proscribed by subdivision (c)(3) of this rule; any creditor who fails to do so shall not be treated as a creditor with respect to such claim for purposes of voting and distribution."

            Effect of Objection to Claim or Interest. Any Claim or Interest as
                  to which an objection has been filed (and such objection is still pending) is not entitled to vote, unless the Bankruptcy Court temporarily allows the Claim or Interest in an amount which it deems proper for the purpose of accepting or rejecting the Plan upon application by the Creditor or Equity Security Holder to whose Claim or Interest an objection has been made. Such a request for temporary allowance must be heard and determined by the Bankruptcy Court on or before the Confirmation Date. A Creditor's or Equity Security Holder's vote may be disregarded if the Bankruptcy Court determines that the Creditor's or Equity Security Holder's acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

               IF YOU HAVE ANY QUESTIONS REGARDING THE PROCEDURES
                    FOR VOTING ON THE PLAN, YOU MAY CONTACT
                    DEBTOR'S BANKRUPTCY COUNSEL AS FOLLOWS:

                             J. Michael Kelly, Esq.
                             Gregg S. Kleiner, Esq.
                               Cooley Godward LLP
                         One Maritime Plaza, 20th Floor
                             San Francisco, Ca 94111
                            Telephone: (415) 693-2000
                            Facsimile: (415) 693-3699

            Classes Impaired Under the Plan. The following classes of Claims and
                  Interests are impaired under the Plan, and Creditors or Equity Security Holders holding Claims and Interests in such classes are entitled to vote to accept or reject the Plan:

                  - Class 3 Claims (Unsecured Creditors) and

                  - Class 4 Interests (Holders of Equity Interests).

                  Pursuant to Section 1126(f) of the Bankruptcy Code, a class that is not impaired under the Plan, and each holder of a Claim or Interest of such class, are conclusively presumed to have accepted the Plan, and solicitation of acceptances with respect to such class from the holders of Claims or Interests of such class is not required. The holders of Claims in Class 1

(Priority) and Class 2 (Secured Claims) are not impaired under the Plan and therefore their acceptance of the Plan is not requested.

         CONFIRMATION PROCEDURES; OBJECTIONS TO CONFIRMATION

            Confirmation Hearing. Section 1128(a) of the Bankruptcy Code
                  requires the Bankruptcy Court, after notice, to hold a hearing on confirmation of the Plan (the "Confirmation Hearing"). The Confirmation Hearing may be postponed from time to time by the Bankruptcy Court without further notice except for an announcement made at the Confirmation Hearing or any postponement thereof. Section 1128(b) provides that any party in interest may object to confirmation of the Plan. Any objection to confirmation must be made in writing and filed with the Bankruptcy Court and served on the following parties, together with a proof of service:

                           J. Michael Kelly, Esq.
                           Gregg S. Kleiner, Esq.
                           Cooley Godward LLP
                           One Maritime Plaza, 20th Floor
                           San Francisco, CA 94111-3580
                           Fax:  (415) 951-3699

                           Counsel for the Committee of Unsecured Creditors

                           Daren Brinkman, Esq.

                           Brinkman & Associates

                           4333 Park Terrace St., Suite 205

                           Westlake Village, CA 91361

                           Fax: 818-597-2998

                           and

                           United States Trustee
                           280 South First Street, Suite 268
                           San Jose, CA 95113
                           Fax:  (408) 535-5532

Objections to confirmation of the Plan are governed by Bankruptcy Rule 9014.

            Compliance with Confirmation Requirements. The Debtor believes that all of the requirements of section 1129(a) has been or will be met prior to the Confirmation Hearing. Specifically, it believes:

            The Plan is in the best interests of creditors, in that holders of all Claims impaired under the Plan will receive payments under the Plan having a present value as of the Effective Date of the Plan in amounts not less than the amounts likely to be received if the Debtor were liquidated in a case under Chapter 7 of the Bankruptcy Code. [See "Liquidation Analysis", [Section 11 below.]

            The Plan will be accepted by sufficient votes in each impaired class or may be confirmed under the cramdown standards of Section 1129(b) even if sufficient votes are not received.

            Cramdown. In the event that any impaired class of Claims or
                  Interests does not accept the Plan, the Bankruptcy Court may still confirm the Plan at the request of the Debtor if, as to each impaired class which has not accepted the Plan, the Plan "does not discriminate unfairly" and is "fair and equitable," as those terms are used in the Bankruptcy Code.

                      ALTERNATIVES TO CONFIRMATION OF PLAN

         Pursuant to section 1129(a)(7), unless there is unanimous acceptance of the Plan by an impaired Class, the Debtor must demonstrate, and the Bankruptcy Court must determine that, with respect to such Class, each holder of a Claim or Interest will receive property of a value, that is not less than the amount that such holder would receive if the Debtor was liquidated under Chapter 7 of the Bankruptcy Code. This requirement is commonly referred to as the "Best Interests Test." For the reasons set forth in the following paragraph, the Debtor believes the Plan satisfies the Best Interests Test.

         In a Chapter 7 liquidation, holders of Allowed Claims receive distributions based on the liquidation or collection of the Debtor's assets. Such assets would include the same assets being sold or collected under the Plan - or which have already been sold or collected during the Chapter 11 Case. However, the net proceeds from the collection and sale of property of the Estate available for distribution to Creditors would be reduced by the commission payable to the Chapter 7 trustee and the trustee's attorney's and accounting fees, as in addition to the administrative costs of the Chapter 11 Case.

         The Debtor has already reduced most of its assets to Cash. For example, the Debtor has sold substantially all of its operating assets and its patents property. It is anticipated that the remaining material unliquidated assets that exist at this time - accounts receivable(~$235,000), VAT Refund (~$500,000) and the Modules (value, if any, unknown at this time), will be reduced to cash prior to the end of calendar year 2003 by the employees and consultants of the Debtor and French Counsel, with regard to the VAT Refund. Therefore, the Debtor has already absorbed the costs of operating or winding down the Debtor's business to realize upon these and other assets. In a Chapter 7 case, the trustee would be entitled to seek a sliding scale commission based upon the funds distributed by such trustee to Creditors, even though the Debtor has already accumulated the funds and the Estate has already incurred the expense associated with generating those funds. The Debtor anticipates that it will have in excess of $8.4 million in Cash to be distributed (assuming, in a worst case scenario that nothing is collected on the accounts receivable, the VAT Refund or the Modules); pursuant to the Bankruptcy Code guidelines for compensation to chapter 7 trustees, a trustee would be entitled to seek in excess of $250,000 for distribution of such funds. Although under Bankruptcy Code section 326 the trustee's compensation is capped by this sliding scale, and the trustee should be required to demonstrate the reasonableness of his or her commissions in relation to work actually performed or results obtained, the Debtor cannot predict whether the trustee will seek or obtain a straight commission based solely on distributions or some lesser amount. Nonetheless, whatever the amount of compensation for a trustee, there is a reasonable likelihood that Creditors would "pay again" for the funds accumulated by the Debtor because the Chapter 7 trustee would be entitled to receive a commission in some amount for distributing the funds "handed over" to the trustee by the Debtor.

         In addition, a Chapter 7 trustee would employ legal counsel and perhaps accountants that would add additional administrative expenses and would be paid ahead of Class 3 and Class 4 Creditors. The Debtor already has legal counsel that is knowledgeable about this case and the Litigation Claims, if any, that should be brought. The Debtor also has its own accounting and administrative personnel -- which will continue to supervise the Post-Confirmation Debtor until it is dissolved. The costs of familiarizing a trustee, new counsel, and perhaps new staff with issues relating to the Chapter 11 Case will also increase the administrative expenses that are paid ahead of unsecured creditors.

         It must also be noted that the Debtor's business was complex. Arcane matters of accounting and account reconciliation are best handled by the Debtor's own experienced staff. These persons are especially important because of their knowledge of the Debtor and its collective memory of events and issues that cannot easily be accessed by a trustee reading "cold" records. In addition, there is no assurance the staff would remain available in a Chapter 7 liquidation. Several critical employees remain (or have agreed to make themselves available on an hourly basis) out of loyalty to the Debtor.

         By receiving a Pro Rata share, and/or full payment of Allowed Claims from the Plan Assets, the holders of Allowed Claims will receive under the Plan property of a value that is not less than the amount such Creditors would receive in a Chapter 7 case. But the Plan proposed by the Debtor presents a better alternative to Creditors than a Chapter 7 liquidation because the Debtor can realize upon its own assets more quickly and cheaply than a trustee who is unfamiliar with the Debtor's business and its assets and liabilities.

         In addition, as suggested above, the Debtor is doubtful that a Chapter 7 trustee could analyze and pursue Disputed Claims, Disputed Interests and Litigation Claims as successfully and economically as the Debtor, or be able to identify the Litigation Claims that are cost-effective to pursue as prudently as the Debtor, especially because the trustee would not have the knowledge and information possessed by the Debtor's current employees and counsel.

         It is also anticipated that a Chapter 7 liquidation would result in a significant delay in the payments to Creditors. Among other things, a Chapter 7 case would trigger a new bar date for filing Claims that would be more than 90 days following conversion of the Case to Chapter 7. Bankruptcy Rule 3002(c). Hence, a Chapter 7 liquidation would not only delay distribution but raise the prospect of additional claims that were not asserted in the Chapter 11 Case.

         As discussed above, based on the Debtor's preliminary review of Claims filed against the Estate and non-duplicative Scheduled Claims, the Debtor believes that it is very likely that all holders of Allowed Claims will be paid in full under the Plan, plus Post-Petition Interest. However, there is no guarantee that the case is solvent with regard to all Allowed Creditor Claims and, equally true it is not certain that holders of Allowed Equity Interest will receive any distribution. While the Debtor is dubious that "unknown" claims may emerge at this stage of the Chapter 11 Case such an occurrence is not impossible. The Debtor is confident that if the Plan is not confirmed by the Bankruptcy Court, Distributions to both Creditors and Equity Security Holders could be significantly delayed.

         Based on the foregoing, the Debtor through the Plan, is in the best position to bring the greatest return to Creditors at the earliest possible time.

                          POST-CONFIRMATION MANAGEMENT

            Management of Post-Confirmation Debtor. The Post-Confirmation Debtor
                  will be managed by the Disbursing Agent. The Debtor has selected David Bradlow to be the Disbursing Agent, through the conclusion of the Bankruptcy Case, provided however, that he may be replaced for cause by the Bankruptcy Court upon motion by any party in interest. The following individuals were officers, consultants or employees of the Debtor on the Petition Date and will be employed or retained as consultants through their engagement to the Post-Confirmation Debtor after the Effective Date: Mike Barko; Martin Lowe; Brian Troy; Reggie Colotario; and Betsy Dokakis.

            Regent Pacific Compensation. Auspex's management agreement with
                  Regent Pacific was assumed by the Debtor in the Bankruptcy Case, and its services are scheduled to conclude as of September 30, 2003, unless further extended pursuant to an order of the Bankruptcy Court. It is likely that the Debtor and Regent Pacific will seek an extension of their current agreement beyond September 30, 2003. As of the date of this Disclosure Statement, the Debtor does not anticipate that it will engage Regent Pacific following Confirmation. In the event that the Debtor does require the services of Regent Pacific following Confirmation, any request for such services will be subject to the Notice Procedures.

            Board of Directors of Post-Confirmation Debtor. The Plan vests all management authority in the Disbursing Agent for post-confirmation activities and the Disbursing Agent will act as the sole member of the board of directors. Accordingly, it is anticipated that the Debtor's current board of directors will resign soon after Confirmation of the Plan.

                                  MISCELLANEOUS

            Headings. The headings contained in this Disclosure Statement are for convenience of reference only and shall not limit or otherwise affect in any way the meaning or interpretation of the Disclosure Statement.

            Singular/Plural. All references in this Disclosure Statement to the singular shall be construed to include references to the plural and vice versa.

            Gender. All references in this Disclosure Statement to any one of the masculine, feminine or neuter genders shall be deemed to include references to both other such genders.

            Exhibits. All exhibits attached to this Disclosure Statement are, by this reference, hereby incorporated into the Disclosure Statement.

            Computation of Time Periods. In computing any period of time prescribed or allowed by this Disclosure Statement, the day of the act, event or default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is a Saturday, Sunday, or a legal holiday, or, when the act to be done is the filing of a paper in the Bankruptcy Court, a day on which weather or other conditions have made the clerk's office inaccessible, in which event the period shall run until the end of the next day which is not one of the aforementioned days.

                    BALANCE OF PAGE INTENSIONALLY LEFT BLANK

                                   CONCLUSION

         The Debtor urges Creditors and Equity Security Holders to carefully consider the Plan and the Disclosure Statement, to vote on the Plan and to return their ballots so that they are received no later than 5:00 P.M., Pacific Time, on November _______, 2003.

Dated: September 23, 2003

                                                AUSPEX SYSTEMS, INC.

                                                By: /s/ Peter R. Simpson
                                                    ----------------------------
                                                         Peter R. Simpson
                                                         Chief Financial Officer

COOLEY GODWARD LLP

By: /s/ Gregg S. Kleiner
    --------------------------------
        Gregg S. Kleiner
        Attorneys for Debtor

                                    EXHIBIT A

                     ESTIMATED LIABILITY AND ASSETS SUMMARY

                                ESTIMATED ASSETS

Cash                                                                            $      8,650,000.00
Accounts Receivable (Gross)                                                     $        302,000.00
VAT Refund                                                                      $        530,000.00
Modules                                                                                     Unknown
                                                                                -------------------
                                                        Total Estimated Assets  $       9,482,00000
                                                                                ===================

                              ESTIMATED LIABILITIES

Scheduled Claims (1)                                                            $      2,802,320.62
Filed Claims (1)                                                                $      6,725,744.15
Difference between Filed and Scheduled Claims                                   $      4,240,180.18
                                                                                -------------------
    Approximate Total of Non-Duplicative Filed and Scheduled Claims (2)         $      7,042,500.80

Estimated Administrative Claims through November 30,2003 (3)
                                                       Cooley Godward I.I.P     $        485,000.00
                                                       less retainer credit     $      (206,145.53)
                                                          Fish & Richardson     $         25,000.00
                             De Gaulle Fleurance & Associes and MMB Avocats     E            60.000
                                                                                    (approx $70.000)
                                                      Breakman & Associates     $        160,000.00
                                      Debtor's Estimated Operating Expenses
                                                          Debtor's Salaries     $        150,000.00
                                                             Regent Pacific     $         50,000.00
                                         Debtor's Expenses (including rent)     $         30,000.00
                                                                                -------------------
                               TOTAL OF ESTIMATED PRE-CONFIRMATION EXPENSES     $        763,854.57
                                                                                -------------------

                        SUBTOTAL OF ESTIMATED PRE-CONFIRMATION LIABILITIES:     $      7,806,355.37
                                                                                ===================

Estimated Post-Confirmation Costs

                                                           Disbursing Agent     $         40,000.00
                                                               Professional (4) $        200,000.00
                                                 Liquidation Administration     $         75,000.00
                                                           U S Trustee Fees     $         40,000.00
                                                              Miscellaneous     $         40,000.00
                                                                                -------------------
                                                                                $        395,000.00

                                                                                -------------------
                  TOTAL OF ESTIMATED PRE-AND POST-CONFIRMATION LIABILITIES:     $      8,201,355.37
                                                                                ===================

(1) Excludes 1) claims, filed or scheduled, that relate to contracts assumed and assigned to third parties, and 2) duplicative claims.

(2) Does not include claims that might be filed by governmental units on or before the governmental units bar date of October 19, 2003. Actual claims may vary significantly from what is reflected here. Debtor estimates that the claims objection process they result in a reduction of claims between $250,000 and $ 1,000,000, or more, which is reflected here.

(3) These amounts are estimates only, and do not contemplate the initiation or defense of significant claims litigation prior to the Effective Date and assuming a relatively smooth confirmation process. Actual costs may vary significantly from the estimates provided herein.

(4) This estimate assumes no substantial litigation costs, but rather is predicated upon the likely costs of the claims litigation process, together with limited asset recovery activities. If substantial litigation is required additional expense will likely be incurred. Furthermore, the Debtor has not engaged an accounting firm to prepare necessary tax returns. Hence, the cost of preparing these returns is unknown.

                                    EXHIBIT B

                              FINANCIAL INFORMATION

                                    EXHIBIT C

                            RESUME FOR DAVID BRADLOW

                                       1